Exhibit 10.16

CREDIT AGREEMENT

BETWEEN

NEWBEVCO, INC.

And

BMO BANK N.A.

DATED AS OF SEPTEMBER 10, 2024

$50,000,000 Revolving Credit

Page

Section 1. DEFINITIONS		1
1.1	Defined Terms	1
1.2	Other Definitional Provisions	13
Section 2. AMOUNT AND TERMS OF CREDIT		13
2.1	The Revolving Credit	13
2.2	[RESERVED]	15
2.3	Use of Proceeds of Revolving Credit	15
2.4	Interest Rate	15
2.5	Prepayment	16
2.6	Fees	16
2.7	No Responsibility for Changes to the SOFR-based Rate	16
2.8	Rate Conforming Changes	16
2.9	Interest Limitation	17
Section 3. SECURITY AND GUARANTY		17
3.1	Security Interest	17
3.2	Guaranty	17
Section 4. REPRESENTATIONS AND WARRANTIES		18
4.1	Corporate Existence; Power; Compliance with Law; Restricted Subsidiaries; Name History	18
4.2	Capital Stock; Parent; Subsidiaries	18
4.3	Corporate Power and Authorization to Execute Loan Documents; No Conflict; No Consent	19
4.4	Enforceable Obligations	20
4.5	Financial Condition	20
4.6	No Litigation	20
4.7	Investment Company Act; Regulation.	21
4.8	Disclosure and No Untrue Statements	21
4.9	Title to Assets; Leases in Good Standing,	21
4.10	Investments	22
4.11	Payment of Taxes	22
4.12	Agreement or Contract Restrictions; No Default	22
4.13	Patents, Trademarks, Licenses, Etc.	23
4.14	[RESERVED]	23
4.15	Compliance with ERISA; Multiemployer Plans	23

i

(continued)

Page

4.16	Compliance with Environmental Laws	24
4.17	Labor Relations	25
Section 5. CONDITIONS OF LENDING		26
5.1	Continuing Accuracy of Representations and Warranties	26
5.2	No Default	26
5.3	Opinion of the Borrower’s Counsel	26
5.4	Insurance	26
5.5	Loan Documents	26
5.6	Payoff Documentation.	26
5.7	Supporting Documents	26
Section 6. AFFIRMATIVE COVENANTS		27
6.1	Financial Reports and Other Information	27
6.2	Payment of Indebtedness to the Bank; Performance of other Covenants; Payment of Other Obligations	29
6.3	Conduct of Business; Maintenance of Existence and Rights	29
6.4	Maintenance of Property	29
6.5	Right of Inspection; Discussions	29
6.6	Notices	30
6.7	Payment of Taxes; Liens	31
6.8	Insurance of Properties	32
6.9	True Books	32
6.10	Observance of Laws	32
6.11	Further Assurances	32
6.12	ERISA	32
6.13	Change of Name, Principal Place of Business, Office, or Agent	33
6.14	Financial Covenants	33
Section 7. NEGATIVE COVENANTS		33
7.1	Limitations on Mortgage, Liens, Etc.	33
7.2	Consolidation and Merge, Sale of Assets, Etc.	33
7.3	Transfer and Sale of Assets; Sale and Leaseback	34
7.4	Payment Restrictions	35
7.5	Limitations on Distributions	35
7.6	[RESERVED]	36

(continued)

Page

7.7	Regulation U	36
7.8	Transactions with Affiliates	36
7.9	Limitation on Nature of Business	36
7.10	Restricted Subsidiaries	36
7.11	Changes in Governing Documents, Accounting Methods, Fiscal Year	37
7.12	Limitation on Incurrence of Funded Debt	37
Section 8. EVENTS OF DEFAULT		38
8.1	Payment of Obligations Under Loan Documents	38
8.2	Representation or Warranty	38
8.3	Covenants under this Agreement	38
8.4	Other Covenants Under the Loan Documents	38
8.5	Payment, Performance, or Default of other Monetary Obligations	38
8.6	Covenants or Defaults to the Bank or Others; Revocation of Guaranty	38
8.7	Liquidation; Dissolution; Bankruptcy; Etc.	39
8.8	Involuntary Bankruptcy, Etc.	39
8.9	Judgments	39
8.10	Attachment, Garnishment, Liens Imposed by Law	39
8.11	ERISA	40
8.12	Corporate Existence	40
Section 9. REMEDIES OF THE BANK		40
Section 10. CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS; PRICING GRID		41
10.1	Reimbursement of Prepayment Costs	41
10.2	Unavailability of Applicable Interest Rate Generally	41
10.3	Bank Unable to Determine the Applicable Interest Rate	42
10.4	Laws Affecting SOFR-based Advance Availability	42
10.5	Increased Cost of Advances	42
10.6	Other Increased Costs	43
10.7	Margin Adjustment	43
Section 11. MISCELLANEOUS		44
11.1	Course of Dealing; Amendment; Supplemental Agreements	44
11.2	Waiver By the Bank of Requirements	44
11.3	Waiver of Default	44

(continued)

Page

11.4	Notices	44
11.5	No Waiver; Cumulative Remedies	45
11.6	Reliance Union, Survival of, and Materiality of Representations and Warranties, Agreements, and Covenants	45
11.7	Set-Off	45
11.8	Severability and Enforceability of Provisions	45
11.9	Payment of Expenses, Including Attorneys’ Fees and Taxes	45
11.10	Obligations Absolute	46
11.11	Successors and Assigns	46
11.12	Counterparts; Effective Date	47
11.13	Participations	47
11.14	Law of Florida	47
11.15	Consent to Jurisdiction	47
11.16	Title and Heading ; Table of Contents	47
11.17	Complete Agreement; No Other Consideration	48
11.18	Legal or Governmental Limitations	48
11.19	Interest	48
11.20	Independence of Covenants	48
11.21	[RESERVED]	48
11.22	WAIVER OF TRIAL BY JURY	48

EXHIBITS

Exhibit A:	Revolving Credit Note
Exhibit B:	Request for Advance
Exhibit C:	Joinder Agreement
Exhibit D:	Certificate of Compliance

SCHEDULES

Schedule 1.1.A:	Liens
Schedule 1.1.B:	Subsidiaries
Schedule 1.1.C:	Investments
Schedule 4.6:	Litigation
Schedule 10.7:	Pricing Grid

CREDIT AGREEMENT

This Credit Agreement is made and entered into as of this 10th day of September, 2024, by and between NewBevCo, Inc., a Delaware corporation (the “Borrower”) and BMO Bank N.A., a national banking association (the “Bank”).

RECITALS

Borrower has requested that Bank agree to extend a revolving credit facility in an aggregate amount up to $50,000,000 on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants, and conditions herein, Borrower and Bank agree as follows:

SECTION 1. DEFINITIONS.

1.1         Defined Terms. Except as otherwise expressly provided in this Agreement, the capitalized terms used in the foregoing preamble and background sections and the following capitalized terms shall have the respective meanings ascribed to them for all purposes of this Agreement:

“Advance” means a borrowing requested by Borrower and made by Bank under Section 2.1(a) of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.1(c) hereof, and shall include, as applicable, a SOFR-based Advance and/or Prime-based Advance.

“Affiliate” means with respect to any Person, any other Person (i) which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such Person or another Affiliate of such Person, (ii) which beneficially owns or holds 10% or more of the shares of any class of the voting stock of such Person, or (iii) 10% or more of the shares of any class of voting stock of which is beneficially owned or held of record by such Person or any of its Subsidiaries. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. The term “Affiliate,” when used herein without reference to any Person, shall mean an Affiliate of the Borrower.

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented, or replaced from time to time in accordance with the provisions hereof.

“Applicable Facility Fee Percentage” shall mean, as of any date of determination thereof, the applicable percentage used to calculate the facility fee due and payable under Section 2.6 of this Agreement determined by reference to the appropriate columns in the pricing grid attached to this Agreement as Schedule 10.7, such Applicable Facility Fee Percentage to be adjusted solely as specified in Section 10.7 hereof.

“Applicable Interest Rate” shall mean the Prime-based Rate or the SOFR-based Rate as selected by Borrower from time to time pursuant to the terms of this Agreement.

“Applicable Letter of Credit Percentage” shall mean, as of any date of determination thereof, the applicable percentage used to calculate fees due and payable hereunder with respect to Letters of Credit determined by reference to the appropriate columns in the pricing grid attached to this Agreement as Schedule 10.7, such Applicable Letter of Credit Percentage to be adjusted as provided in Section l 0.7 hereof.

“Applicable Margin” shall mean, as of any date of determination thereof, the applicable interest rate margin for the SOFRbased Rate and the Prime-based Rate determined by reference to the appropriate columns in the pricing grid attached to this Agreement as Schedule 10.7, such Applicable Margin to be adjusted as provided in Section 10.7 hereof.

“Attributable Indebtedness” shall mean, as of the date of any determination thereof, with respect to any Capital Lease under which any Person is a lessee, the sum of the present value of the amount of each remaining payment of rent under the terms of such Capital Lease (including any period for which the term of any such Capital Lease has been or may be, at the option of the lessor, extended), as such amount would be reflected on the liability side of a balance sheet in accordance with GAAP.

“Bank” has the meaning specified in the first sentence hereof.

“Bank of America Loan Agreement” means that certain Loan Agreement dated as of December 21, 2021 between Borrower and Bank of America, N.A., as amended, and as may be further amended, restated, supplemented or replaced from time to time.

“Borrower” has the meaning specified in the first sentence hereof.

“Business Day” means any day on which commercial banks are open for domestic and international business in Chicago, Illinois.

“Capital Lease” means any Lease or other agreement for the use of property which is required to be capitalized on a balance sheet of the lessee or other user of property in accordance with GAAP; provided, however, that leases shall continue to be classified and accounted for on a basis consistent with GAAP as in effect prior to the application of Financial Accounting Standards Board Accounting Standards Update No. 2021.05 Leases (Topic 842), unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes.

“Change in Law” means the occurrence, after the date hereof, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to Bank on such date, or (ii) any change in interpretation, administration or implementation thereof of any such law, treaty, rule or regulation by any governmental authority, or (iii) the issuance, making or implementation by any governmental authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including, without limitation, any risk-based capital guidelines or any interpretation, administration, request, regulation, guideline, or directive relating to liquidity. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, and (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111‑203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the date hereof, and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, together with the rules and regulations thereunder.

“Comerica Loan Agreement” means that certain Second Amended and Restated Credit Agreement dated as of June 30, 2008 between Borrower and Comerica Bank, as amended, and as may be further amended, restated, supplemented or replaced from time to time.

“Committed Amount” has the meaning specified in Section 2.1(a) hereof.

“Consolidated Depreciation Expense” means, for any fiscal period, without duplication, the consolidated expense of the Borrower and its Restricted Subsidiaries during such fiscal period for depreciation and amortization, determined in accordance with GAAP.

“Consolidated EBITDA” means for any period, Consolidated Net Income for such period, plus, without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period, the sum of (a) Consolidated Income Tax Expense, (b) Consolidated Interest Expense, and (c) Consolidated Depreciation Expense, in each case determined in accordance with GAAP.

“Consolidated Funded Debt” means at any date, the aggregate amount of all Funded Debt of the Borrower and the Restricted Subsidiaries at such date, all as determined in accordance with GAAP.

“Consolidated Income Tax Expense” means for any period the aggregate amount of taxes based on the income or profits of Borrower and its Restricted Subsidiaries determined in accordance with GAAP.

“Consolidated Interest Expense” shall mean for any period the total interest expense (including that attributable to Capital Leases) of Borrower and its Restricted Subsidiaries, determined in accordance with GAAP.

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any agreement (other than under any Loan Document) or legal requirement applicable to such Subsidiary.

“Consolidated Net Worth” means at any date, the total common shareholders’ equity of Borrower and its Restricted Subsidiaries, as reflected on the most recent regularly prepared quarterly or annual balance sheet of Borrower and such Restricted Subsidiaries, which balance sheet shall be prepared in accordance with GAAP, minus all Investments of Borrower and its Restricted Subsidiaries that are not Permitted Investments.

“Default” means an event which with the giving of notice or passage of time, or both, would constitute an Event of Default.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute, together with the rules and regulations thereunder.

“ERISA Affiliate” means any Person which is under “common control” with the Borrower or any Subsidiary (within the meaning of Section 414(b) or (c) of the Code or Section 4001(a) (14) of ERISA).

“ERISA Termination Event” means (a) a “reportable events (within the meaning of Section 4043(b) of ERISA) with respect to a Pension Plan (other than a “reportable event” as to which the PBGC has by regulation waived the 30 day notice requirement under Section 4043 (a) of ERISA); provided, however, that a failure to meet the minimum funding standards of Section 412 of the Code shall be an ERISA Termination Event regardless of the issuance of any waiver under Section 412(d) of the Code; (b) the withdrawal of the Borrower, any Subsidiary, or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” (within the meaning of Section 4001 (a) (2) of ERISA) (c) the complete or partial withdrawal of the Borrower, any Subsidiary, or any ERISA Affiliate from a Multiemployer Plan under Section 4201 or 4204 or ERISA; (d) the receipt by the Borrower, any Subsidiary, or any ERISA Affiliate of notice from a Multiemployer Plan that is in reorganization or insolvent under Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; (e) the providing of a notice of intent to terminate a Pension Plan pursuant to Section 4041(a) (2) of ERISA or the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA; (f) the institution of proceedings by the PBGC to terminate a Pension Plan or the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA; (g) the receipt by the Borrower, any Subsidiary, or any ERISA Affiliate of a notice from any Multiemployer Plan that any action described in clause (f) has been taken with respect to that Multiemployer Plan; or (h) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

“Event of Default” means any of the events specified in Section 8 hereof.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time.

“Federal Funds Effective Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Bank from three Federal funds brokers of recognized standing selected by it, all as conclusively determined by the Bank, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/16th of 1%.

“Fifth Third Loan Agreement” means that certain Amended and Restated Credit Agreement dated as of January 5, 2022 between Borrower and Fifth Third Bank, National Association, as amended, and as may be further amended, restated, supplemented or replaced from time to time.

“Funded Debt” of any Person means (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such person under Capital Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities secured by any liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, in each case determined in accordance with GAAP; provided, however, that so long as such Person is not personally liable for such liabilities, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect on the date hereof, consistently applied.

“Guaranty” and “Guaranties” have the meaning specified in Section 3.2 hereof.

“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing person in respect of any obligation of another Person (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, counter indemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Credit Parties in good faith.

“Interest Period” means, the period, as may be elected by the Borrower applicable to any SOFR-based Advance, commencing on the date such Advance is first made (or the date on which such Advance is refunded in accordance with Section 2.1(c)) and ending on the date that is immediately prior to the numerically corresponding day in the calendar month that is one or three months thereafter, as specified in the applicable borrowing request or interest election request; provided that:

(a)         any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)         any Interest Period which begins on a day for which there is no numerically corresponding day in the subsequent month shall end on the last Business Day of each subsequent month; and

(c)         no Interest Period shall extend beyond the Termination Date.

“Investment” means any loan, advance, or extension of credit, without duplication (except for accounts and notes receivable for merchandise sold or services furnished in the ordinary course of business, and amounts paid in advance on account of the purchase price of merchandise to be delivered to the payor within one year of the date of the advance), or purchase of stock, notes, bonds, or other securities, evidences of indebtedness, or property not used in the business activities of the Borrower or a Restricted Subsidiary, or capital contribution to any Person, whether in cash or other property.

“IRS” means the Internal Revenue Service or any successor thereof.

“Lease” means any lease of property, whether real, personal, or mixed, with a remaining term of at least one year (including any period for which such lease is renewable at the option of the lessor) other than leases between the Borrower and its Restricted Subsidiaries and leases between Restricted Subsidiaries.

“Letter of Credit” shall have the meaning set forth in Section 2.1(f) of this Agreement.

“Letter of Credit Documents” shall have the meaning set forth in Section 2.1(f) of this Agreement.

“Letter of Credit Reserve” shall mean as of any date of determination thereof, an amount equal to the undrawn amount of all Letters of Credit plus the unreimbursed amount of any draws under Letters of Credit honored by Bank.

“Lien” means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, civil law, statute, civil code, or contract, whether or not such interest shall be recorded or perfected, and whether or not such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, and including the lien, privilege, security interest, or other encumbrance arising from a mortgage, deed of trust, hypothecation, transfer, assignment, pledge, adverse claim or charge, conditional sale, or trust receipt, or from a lease, consignment, or bailment for security purposes. The term “Lien” also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting property. For the purposes of this Agreement, a Person shall be deemed to be the owner of any property that such Person shall have acquired or shall hold subject to a conditional sale agreement or other arrangement (including a leasing arrangement) pursuant to which title to the property shall have been retained by or vested in some other Person for security purposes.

“Loan Documents” means this Agreement, the Revolving Credit Note, the Letter of Credit Documents, the Guaranties, and each of the Security Documents delivered to Bank at any time after the date hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA).

“Parent” means National Beverage Corp., a Delaware corporation.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereof.

“Pension Plan” means any Plan that is an “employee pension benefit plan” (within the meaning of Section 3 (2) of ERISA).

“Permitted Acquisition” shall mean any acquisition (including by way of merger or consolidation) by Borrower or any Restricted Subsidiary of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or capital stock or other equity interests of another Person, which is conducted in accordance with the following requirements:

(a)         Both immediately before and after such acquisition, no Default or Event of Default shall have occurred and be continuing; and

(b)         The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the capital stock or other equity interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved.

“Permitted Investment” means any of the following Investments:

(a)         Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof and maturing within one year from the date of acquisition thereof;

(b)         Commercial paper of any corporation incorporated in the United States of America having (i) a rating of “A-1” or better by S&P or “P-1” or better by Moody’s and (ii) combined capital, surplus, and undivided profits of not less than $100,000,000.00;

(c)       Certificates of deposit, repurchase agreements, bankers acceptances, eurocurrency deposits, and yankee certificates of deposit (i) in an amount not in excess of the maximum amount of insurance provided by the Federal Deposit Insurance Corporation, or (ii) issued by commercial banks or trust companies incorporated under the laws of the United States of America, each being a member of the Federal Deposit Insurance Corporation and having unsecured long-term debt that is rated “A-” or better by S&P or “A3” or better by Moody’s;

(d)         Readily marketable debt securities issued by any state or municipality within the United States or any political subdivision, agency, or instrumentality thereof maturing within twelve months or less of the date of acquisition and rated “MIG- I” or better by Moody’s;

(e)        Investments in so-called “money market funds” registered under the Investment Company Act of 1940, as amended, and organized under the laws of the United States of America or any jurisdiction thereof, having total net assets of at least $100,000,000.00 and investing primarily in Investments of the types specified in clauses (a), (b), (c), and/or (d), but in each case without limitation as to maturity (so that it may reasonably be expected that at any time at least 80% of its invested funds will be invested in such Investments);

(f)         Trust certificates or other instruments evidencing an ownership interest in debt securities held by a trustee or custodian and meeting the requirements of clause (d) hereof (except as to maturity), so long as the holder thereof has the right, at least as often as every thirty (30) days, to cause the purchase of such trust certificate or other instrument by a bank which meets the requirements of clause (c) hereof;

(g)         Investments in (i) any Restricted Subsidiary or (ii) any corporation which, simultaneously therewith, becomes a Restricted Subsidiary and which, in either case, is a Guarantor;

(h)         Investments in joint ventures as to which:

(i)          no party to such joint venture (other than the entity created by such joint venture) shall be an Affiliate of the Borrower;

(ii)         the entity created by such joint venture shall not engage in any line of business other than the lines of business in which the Borrower may engage pursuant to Section 7.9 hereof; and

(iii)        the aggregate amount of the Borrower’s Investment in such joint venture shall not exceed the greater of $5,000,000 and 20% of Consolidated Net Worth.

(i)         Other Investments held by the Borrower or any Restricted Subsidiary on the date of this Agreement and described on Schedule 1.1.C hereto.

“Permitted Liens” means:

(a)         Liens existing on the date of this Agreement which are: (i) described in Schedule 1.1.A hereto; or (ii) individually in each case, on property with a book value of less than $30,000 and in the aggregate on property with a book value not exceeding $1,000,000 and which do not secure Funded Debt;

(b)        Liens securing taxes, assessments, governmental charges or levies or the claims or carriers, warehousemen, materialmen, mechanics and other like Persons not yet due or the payment of which is not then required by this Agreement; provided, however, that this clause (b) shall not be deemed to permit any Liens which may be imposed pursuant to Section 4068 of ERISA or Section 412(n) of the Code;

(c)      Liens incidental to the ordinary course of business or the ownership of properties and assets, including, without limitation, (i) Liens, deposits, or pledges securing the performance of bids, tenders, leases, or trade contracts, (ii) Liens securing statutory obligations (including those arising under workers compensation, unemployment insurance, and other social security legislation), (iii) Liens to secure the performance of surety and appeal bonds, performance bonds, and other similar obligations; provided, however, that (A) any such Lien shall not be created in connection with and shall not secure Funded Debt; (B) any obligation secured by any such Lien shall not be overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings during which there is no right on the part of the secured party to seize, take possession of or sell or cause the sale of the property subject to such Lien, and adequate book reserves have been established in accordance with GAAP; and (C) all such Liens, pledges, and deposits shall not in the aggregate materially impair the use or diminish the value of the properties of the Borrower or any Restricted Subsidiary in the operation of the respective businesses of the Borrower and the Restricted Subsidiaries provided, further, that this clause (C) shall not be deemed to permit any Liens which may be imposed pursuant to Section 4068 of ERISA or Section 412(n) of the Code; or (iv) other Liens not in excess of 10% of Consolidated Net Worth;

(d)         [RESERVED];

(e)        Minor survey exceptions and minor encumbrances, easements, or reservations, or rights of others for rights-of- way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Borrower and the Restricted Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair the use or diminish the value of any of such properties in the operation of the businesses of the Borrower and the Restricted Subsidiaries;

(f)         Liens originally created to secure payment of a portion of the purchase price relating to fixed assets or equipment which the Borrower or any Restricted Subsidiary acquires after the date hereof from a non-affiliate, provided, however, that (i) no such Lien shall extend to any other property of the Borrower or any Restricted Subsidiary; (ii) the outstanding principal amount of indebtedness secured by any such Lien shall not exceed 100% of the cost of the property subject to such Lien;

(g)         Liens securing indebtedness of a corporation outstanding on the date such corporation (i) is designated as a Restricted Subsidiary pursuant to the provisions of this Agreement, (ii) merges into or consolidates with the Borrower or any Restricted Subsidiary pursuant to the provisions of Section 7.2 hereof, or (iii) is acquired by the purchase of all or substantially all of such corporation’s assets and the assumption of such indebtedness of such corporation by the Borrower or any Restricted Subsidiary; provided, however, that such Liens are not applicable to the Borrower or any previously designated Restricted Subsidiary or the assets (other than the acquired assets) of the Borrower or any previously designated Restricted Subsidiary; provided, further, that none of such Liens is created prior to and in anticipation of such designation, merger, consolidation, or acquisition;

(h)        Liens which may arise to secure indebtedness incurred under the Comerica Loan Agreement and the Bank of America Loan Agreement as a result of security interests granted Bank in accordance with clause (ii) of Section 3.1(b), so long as property of the Borrower and/or Restricted Subsidiaries is subjected to such Liens in compliance with the provisions of this Agreement; and

(i)         The extension, renewal, or replacement of any Lien specified in the foregoing clauses (a) through (h); provided, however that (i) no property shall become subject to such extended, renewal, or replacement Lien that was not subject to the Lien extended, renewed, or replaced; (ii) the aggregate principal amount of Indebtedness secured by any such extended, renewed, or replacement Lien shall not be increased by such extension, renewal, or replacement; (iii) the Indebtedness secured by such Lien could be incurred in compliance with the applicable limitations of this Agreement at the time of such extension, renewal, or replacement; and (iv) after giving effect thereto, no Event of Default shall exist.

“Person” means any corporation, business entity, natural person, firm, joint venture, partnership, trust, unincorporated organization, association, government, or any department or agency of any government.

“Plan” means any “employee benefit plan” (within the meaning of Section 3 (3) of ERISA) that the Borrower, any Subsidiary, or any ERISA Affiliate maintains, contributes to, or is obligated to contribute to for the benefit of employees or former employees of the Borrower, any Subsidiary, or any ERISA Affiliate.

“Prime-based Advance” means an Advance which bears interest at the Prime-based Rate.

“Prime-based Rate” means for any day, that rate of interest which is equal to the sum of the Applicable Margin plus greatest of (i) the Prime Rate, (ii) one percent (1%) plus the Federal Funds Effective Rate and (iii) two and one-half percent (2.50%) per annum.

“Prime Rate” means the per annum rate of interest announced by Bank, at its main office from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by Bank, to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

“Rate Conforming Changes” means, with respect to the SOFR-based Rate, any technical, administrative or operational changes (including, without limitation and as applicable, changes to the definition of the “Applicable Interest Rate,” the definition of “Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability and terms of breakage provisions and other technical, administrative or operational matters) that Bank decides may be appropriate to reflect the adoption and implementation of the SOFR-based Rate and to permit the administration thereof by Bank in a manner substantially consistent with market practice (or, if Bank decides that adoption of any portion of such market practice is not administratively feasible or if Bank determines that no market practice for the administration of the SOFR-based Rate exists, in such other manner of administration as Bank decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Responsible Officer” means the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Chief Accounting Officer of the Borrower.

“Restricted Subsidiary” means the Subsidiaries designated as “Restricted Subsidiaries” in Schedule 1.1.B hereto, and any other Subsidiary that may be designated as a Restricted Subsidiary by resolution of the board of directors of the Borrower so long as (i) such Subsidiary conducts substantially all of its business and owns substantially all of its property within the United States or such other location as is consented to by the Bank, and (ii) at least eighty percent (80%) of each class of the voting stock and one hundred percent (100%) of the preferred stock of such Subsidiary is legally and beneficially owned by the Borrower; provided, however, that any such designation of a Subsidiary as a Restricted Subsidiary shall not be effective unless the provisions of Section 7.10 hereof shall have been complied with. Once a Subsidiary becomes a Restricted Subsidiary, it may not thereafter become an Unrestricted Subsidiary.

“Revolving Credit” means the revolving credit loan to be advanced to the Borrower by Bank pursuant to Section 2.1 of this Agreement, in an aggregate amount, not to exceed, at any one time outstanding, the Committed Amount.

“Revolving Credit Note” means the revolving credit note described in Section 2.1 hereof, made by Borrower payable to Bank, in the form annexed to this Agreement as Exhibit A, as such note may be amended or supplemented from time to time, and other note issued in substitution, replacement or renewal thereof from time to time.

“S&P” means Standard & Poor’s Corporation.

“Sale Leaseback Transaction” has the meaning specified in Section 7.3(b) hereof. “SEC” means the Securities and Exchange Commission, or any successor organization. “Security Documents” has the meaning set forth in Section 3.1(b) hereof.

“SOFR-based Advance” means an Advance which bears interest at the SOFR-based Rate.

“SOFR-based Rate” means, with respect to any Interest Period, the per annum interest rate which is equal to the sum of (i) the Applicable Margin plus (ii) the rate per annum equal to the secured overnight financing rate published by the Federal Reserve Bank of New York (or a successor administrator) on the administrator’s website (or any successor source for the secured overnight financing rate identified as such by the administrator) (the “SOFR Screen Rate”) at or about 8:00 a.m. (Chicago, Illinois time) (or as soon thereafter as practical) as determined for each Interest Period, two (2) Business Days prior to the beginning of such Interest Period with a term equal to the relevant Interest Period for such indebtedness, plus .10%; provided that, except for a determination by Bank pursuant to Section 10.2 or Section 10.3 herein, if such rate is not published on such determination date then the SOFR based Rate will be based on the SOFR Screen Rate on the first Business Day immediately prior thereto; provided, further, and notwithstanding anything to the contrary set forth in this Agreement, if at any time the SOFR-based Rate would otherwise be less than .25% per annum, then the SOFR-based Rate shall be deemed to be .25% per annum for all purposes of this Agreement.

“Subsidiary” means, for any Person, any corporation, partnership, or other entity of which more than fifty percent (50%) of the securities or other ownership interests having ordinary voting power to elect the board of directors or having direct power to perform functions similar to that of a board of directors is at the time directly or indirectly owned or controlled by such Person. Unless the context clearly indicates otherwise, the term “Subsidiary” refers to a subsidiary of the Borrower.

“Substantial Sale of Assets” means the sale of any assets of the Borrower or any Restricted Subsidiary out of the ordinary course of business which, when aggregated with the proceeds of all such asset sales by the Borrower and any Restricted Subsidiary after the date hereof, exceeds 50% of the total consolidated tangible assets of the Borrower and its Restricted Subsidiaries on the date hereof, as determined in accordance with GAAP.

“Termination Date” means September 10, 2027, subject to the provisions of Section 9 hereof.

“Unrestricted Subsidiary” means a Subsidiary which is not a Restricted Subsidiary.

“Voting Stock” means with respect to a corporation, the stock of such corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect members of the board of directors (or other governing body) of such corporation, and with respect to any partnership, the partnership interests in such partnership the owners of which are entitled to manage the management of the affairs of the partnership or the designation of another Person as the Person entitled to manage the affairs the partnership (it being understood that, in the case of any partnership, “shares of Voting Stock” shall refer to such partnership interests).

1.2         Other Definitional Provisions.

(a)    The terms “material” and “materially” shall have the meanings ascribed to such terms under GAAP as such would be applied to the business of the Borrower or others, except as the context shall clearly otherwise require; (b) all of the terms defined in this Agreement shall have such defined meanings when used in other documents issued under, or delivered pursuant to, this Agreement unless the context shall otherwise require; (c) all terms defined in this Agreement in the singular shall have comparable meanings when used in the plural, and vice versa; (d) accounting terms to the extent not otherwise defined shall have the respective meanings given them under, and shall be construed in accordance with GAAP; (e) “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (f) the masculine and neuter genders are used herein and whenever used shall include the masculine, feminine, and neuter as well; and (g) whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such parties unless the context shall expressly provide otherwise.

SECTION 2. AMOUNT AND TERMS OF CREDIT.

2.1         The Revolving Credit.

(a)    Revolving Credit Commitment. Subject to the terms and conditions of this Agreement, Bank agrees to make Advances of the Revolving Credit to Borrower from time to time on any Business Day during the period from the effective date hereof until (but excluding) the Termination Date in an aggregate amount not to exceed at any one time outstanding Fifty Million Dollars ($50,000,000) (the “Committed Amount”). All of such Advances hereunder shall be evidenced by the Revolving Credit Note, under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.

(b)    Accrual of Interest and Maturity. The Revolving Credit Note, and all principal and interest outstanding thereunder, shall mature and become due and payable in full on the Termination Date, and each Advance evidenced by the Revolving Credit Note from time to time outstanding hereunder shall, from and after the date of such Advance, bear interest at its Applicable Interest Rate. The amount and date of each Revolving Credit Advance, its Applicable Interest Rate, its Interest Period (if any), and the amount and date of any repayment shall be noted on Bank’s records, which records will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by the Bank to record any such information shall not relieve Borrower of its obligation to repay the outstanding principal amount of such Advance, all interest accrued thereon and any amount payable with respect thereto in accordance with the terms of this Agreement and the other Loan Documents.

(c)    Requests for Advances and Requests for Refundings and Conversions of Advances. Borrower may request an Advance, and may request to refund any Advance in the same type of Advance or convert any Advance to any other type of Advance only after delivery to Bank of a Request for Advance executed by an authorized officer of Borrower, subject to the following and to the remaining provisions hereof:

(i)      each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit B, including without limitation:

(A)    the proposed date of the Advance, which must be a Business Day;

(B)    whether the Advance is a refunding or conversion of an outstanding Advance; and

(C)    whether such Advance is to be a Prime-based Advance or a SOFR-based Advance, and, except in the case of a Prime-based Advance, the first Interest Period applicable thereto;

(ii)    each such Request for Advance shall be delivered to Bank by 11:00 a.m. (Chicago time) two (2) Business Days prior to the proposed date of Advance, except in the case of a Prime-based Advance, for which the Request for Advance must be delivered by 10 a.m. (Chicago time) on such proposed date;

(iii)    the principal amount of such requested Advance plus the principal amount of all other Advances then outstanding hereunder, plus the Letter of Credit Reserve, shall not exceed the Committed Amount;

(iv)   the principal amount of such Advance, plus the amount of any other outstanding indebtedness under this Agreement to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) or a larger integral multiple of Fifty Thousand Dollars ($50,000) and at any one time there shall not be in effect more than ten (10) Interest Periods;

(v)     each Request for Advance, once delivered to Bank, shall not be revocable by Borrower, and shall constitute and include a certification by the Borrower as of the date thereof that:

(A)    both before and after the Revolving Credit Advance, the obligations of the Borrower and Restricted Subsidiaries set forth in this Agreement are valid, binding and enforceable obligations of such parties;

(B)    to the best knowledge of Borrower all conditions to Advances of the Revolving Credit have been satisfied; and

(C)    both before and after the Advance, there is no Default or Event of Default in existence.

(d)    Prime-based Advance in Absence of Election or Upon Default. If, as to any outstanding SOFR-based Advance, Bank has not received payment on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of this Section 2.1 with respect to the refunding or conversion of such Advance, or, subject to Section 2.4(d) hereof, if on such day a Default or Event of Default shall have occurred and be continuing, the principal amount thereof which is not then prepaid shall be converted automatically to a Prime-based Advance and Bank shall thereafter promptly notify Borrower of said action.

(e)    [Intentionally deleted.]

(f)    Subject to the terms and conditions of this Agreement, Bank agrees to issue, or commit to issue, from time to time, standby letters of credit for the account of Borrower (herein individually called a “Letter of Credit” and collectively “Letters of Credit”) in aggregate undrawn amounts not to exceed Three Million Dollars ($3,000,000) at any one time outstanding; provided, however, that the sum of the aggregate amount of Advances outstanding under the Revolving Credit Note plus the Letter of Credit Reserve shall not exceed the Committed Amount at any time; and provided further that no Letter of Credit shall, by its terms, have an expiration date which is more than twelve (12) months after issuance or which extends beyond the Termination Date. In addition to the terms and conditions of this Agreement, the issuance of any Letters of Credit also shall be subject to the terms and conditions of any letter of credit applications and agreements (“Letter of Credit Documents”) executed and delivered by Borrower to Bank with respect thereto. Borrower shall pay to Bank quarterly in arrears a fee equal to the Applicable Letter of Credit Percentage per annum of the amount of each Letter of Credit.

2.2         [RESERVED]

2.3         Use of Proceeds of Revolving Credit. The proceeds of the Advances shall be used for working capital needs, Permitted Acquisitions and other lawful corporate purpose of Borrower, subject to the terms and conditions of this Agreement.

2.4         Interest Rate.

(a)    Prime-based Interest Payments. Interest on the unpaid balance of all Prime-based Advances from time to time outstanding shall accrue from the date of such Advances to the Termination Date (and until paid), at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds on the last day of each calendar quarter, commencing with the first such date after the initial Advance hereunder. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

(b)    SOFR-based Interest Payments. Interest on each SOFR-based Advance shall bear interest during each Interest Period it is outstanding on the unpaid principal amount thereof from the date such Loan is advanced or continued or created by conversion pursuant to clause (c) below, until maturity (whether by acceleration or otherwise) and shall be payable on each Interest Payment Date in immediately available funds on the last day of the Interest Period applicable thereto and on the Termination Date. Interest accruing at the SOFR-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

(c)    Interest Payments on Conversions. Notwithstanding anything to the contrary in Section 2.4(a) or (b), all accrued and unpaid interest on any Advance refunded or converted pursuant to Section 2.1(c) hereof shall be due and payable in full on the date such Advance is refunded or converted.

(d)    Interest on Default. Notwithstanding anything to the contrary set forth in Section 2.4(a), (b) or (c), in the event and so long as any Event of Default shall exist under this Agreement, interest shall be payable daily on the principal amount of all Advances from time to time outstanding (and on all other monetary obligations of Borrower hereunder and under the other Loan Documents) at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance, plus, in the case of SOFRbased Advances, three percent (3%) per annum for the remainder of the then existing Interest Period (but only so long as any Event of Default shall continue to exist), if any, and at all other such times and for all Prime-based Advances, at a per annum rate equal to the Prime-based Rate, plus three percent (3%).

2.5       Prepayment. Borrower may prepay all or part of the outstanding balance of any Prime-based Advance(s) (subject to not less than one (1) Business Day’s notice to Bank) at any time, provided that the amount of any partial prepayment shall be at least Two Hundred Fifty Thousand Dollars ($250,000) and the aggregate balance of Prime-based Advance(s) remaining outstanding under the Revolving Credit Note shall be at least Two Hundred Fifty Thousand Dollars ($250,000). Borrower may prepay all or part of any SOFR-based Advance (subject to not less than three (3) Business Days’ notice to Bank) only on the last day of the Interest Period applicable thereto, provided that the amount of any such partial prepayment shall be at least Two Hundred Fifty Thousand Dollars ($250,000), and the unpaid portion of such Advance which is refunded or converted under Section 2.1(c) shall be at least Two Hundred Fifty Thousand Dollars ($250,000). Any prepayment made in accordance with this Section 2.5 shall be without premium, penalty or prejudice to the right to reborrow under the terms of this Agreement. Any other prepayment of all or any portion of the Revolving Credit, whether by acceleration, mandatory or required prepayment or otherwise, shall be subject to Section 10 hereof, but otherwise without premium, penalty or prejudice.

2.6        Fees. As consideration for making the Revolving Credit available, the Borrower shall pay to the Bank a non-refundable quarterly facility fee in an amount equal to the Applicable Facility Fee Percentage times the Committed Amount. Such fee shall be payable quarterly in arrears beginning on October 31, 2024 and continuing on the last day of each fiscal quarter ending January, April, July, and October thereafter, and on the Termination Date.

2.7        No Responsibility for Changes to the SOFR-based Rate. Borrower acknowledges that (i) the methods of calculation, publication schedule, rate revision practices, or availability of the SOFR-based Rate at any time may change without notice, and (ii) the SOFR-based Rate may be withdrawn, modified, or amended without notice. Bank does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to the SOFR-based Rate. Each determination by Bank of the SOFR-based Rate shall be conclusive and binding for all purposes, absent manifest error.

2.8       Rate Conforming Changes. Notwithstanding anything to the contrary herein or in any other Loan Document, Bank shall have the right to make Rate Conforming Changes from time to time and, any amendments or modifications to any Loan Document implementing or evidencing such Rate Conforming Changes will become effective without any further action or consent of Borrower.

2.9         Interest Limitation. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE MAXIMUM INTEREST RATE SHALL NOT EXCEED THE LESSER OF 25% PER ANNUM OR THE HIGHEST RATE PERMITTED BY APPLICABLE LAW.

SECTION 3. SECURITY AND GUARANTY.

The obligations and liabilities of the Borrower hereunder and under the Loan Documents shall be secured and guaranteed as provided in this Section 3, subject to the provisions set forth below.

3.1         Security Interest.

(a)    The Revolving Credit Note shall be unsecured except as provided for in Section 3.1(b) below.

(b)    (i) In the event that any real or personal property of the Borrower becomes subject to a Lien (in violation of this Agreement) which is not a Permitted Lien and which Lien is not removed within thirty days of Borrower’s receipt of notice of any Lien (and without regard to any additional cure period) or (ii) upon the occurrence of any Event of Default which has not otherwise been cured or waived at any time, the Bank shall have the right after written notice to Comerica Bank and Bank of America, N.A. (with a copy to Borrower) to become secured by a first perfected (as set forth below) security interest in and mortgage of all the real and personal property of the Borrower now owned or hereafter acquired or arising, and all proceeds thereof. The Borrower shall execute and deliver to the Bank such mortgages and security agreements as the Bank shall require and as are customary for a transaction of that type, covering said real and personal property in form and substance satisfactory to the Bank (the “Security Documents”), securing the foregoing obligations to the full extent permitted under applicable law. The Security Documents shall be sufficient, when notice thereof is properly filed or recorded in the appropriate jurisdictions, to grant to the Bank a first perfected security interest in and lien on the Borrower’s property, subject to no prior Liens or encumbrances except as expressly permitted herein, except the equal and ratable lien, if any, to be granted pursuant to the Comerica Bank Loan Agreement and the Bank of America Loan Agreement pursuant to a parri passu intercreditor agreement among Comerica Bank, Bank of America, N.A. and the Bank, as applicable, in form and substance acceptable to the Bank, or as the Bank otherwise permits in writing. The Borrower agrees to execute or otherwise provide to the Bank any and all financing statements, modifications, and other agreements or consents required by the Bank now or in the future to perfect Bank’s interest in the collateral and otherwise in connection therewith. The grant of a lien and security interest pursuant to this Section shall not cure any violation of this Agreement, any such violation shall constitute an Event of Default hereunder taking into account the expiration of any applicable cure period.

3.2        Guaranty. Payment of the Revolving Credit Note, any other obligations under this Agreement or the other Loan Documents, presently existing or hereafter arising, shall be guaranteed by each of the Restricted Subsidiaries as set forth in the Continuing and Unconditional Guaranty dated as of the date hereof executed by each Restricted Subsidiary (the “Guaranty”). In the event of the designation of any additional Restricted Subsidiaries, a joinder agreement in the form attached hereto as Exhibit C shall be executed and delivered to the Bank by each such additional Restricted Subsidiary (also, a “Guaranty”), together with such supporting attorney’s opinion, if requested by Lender, evidence of corporate authorization, and other instruments and documents as the Bank may reasonably request.

SECTION 4. REPRESENTATIONS AND WARRANTIES.

To induce the Bank to enter into this Agreement and to establish the Revolving Credit and make the Advances and issue the Letters of Credit, the Borrower represents and warrants to the Bank as follows:

4.1         Corporate Existence; Power; Compliance with Law; Restricted Subsidiaries; Name History. Each of the Borrower and the Restricted Subsidiaries is an entity duly incorporated or organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Borrower and the Restricted Subsidiaries has all requisite power and authority (corporate and otherwise) to own and operate its properties and to carry on its business as now being conducted, is duly qualified as a foreign entity to do business and is good standing in every jurisdiction in which the failure to so qualify is reasonably likely to materially adversely affect the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, taken as a whole. Each of the Borrower and the Restricted Subsidiaries has all licenses and permits necessary to carry on and conduct its business in all states and localities wherein it now operates and is in compliance with all other requirements of law, rule, or regulation applicable to it and to its business, if the failure to possess such licenses and permits or to so comply, either individually or in the aggregate, is reasonably likely to materially adversely affect the business, earnings, properties, or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole.

The Borrower is a Subsidiary of the Parent. All of the Subsidiaries of the Borrower are listed on Schedule 1.1.B hereto. None of the Borrower or the Restricted Subsidiaries have merged, changed its name, or done business under a fictitious name during the past five years, except as set forth in Schedule 1.1.B hereto.

4.2         Capital Stock; Parent; Subsidiaries.

(a)    The authorized capital stock of the Borrower consists of 1,000 shares of common stock, par value $0.01 per share, which is voting stock and is vested with all the voting rights in the Borrower, of which 100 shares are issued and outstanding, and 1,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued or outstanding. All such outstanding shares have been duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights. No shares of common stock are held in the treasury of the Borrower. There are no subscriptions, options, warrants, or calls relating to the issuance by the Borrower of any shares of common stock, including any right of conversion or exchange under any outstanding security or other instrument. There are no voting trusts or other agreements or understandings with respect to the voting of the common stock of the Borrower. The Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its common stock or any security convertible into or exchangeable for any of its common stock. All of the outstanding shares of common stock of the Borrower are owned beneficially and of record by the Parent.

(b)    Pursuant to the Borrower’s Parent’s Form 10-K filed on June 24, 2024, the authorized capital stock of the Parent consists of 200,000,000 shares of common stock, par value $0.01 per share, which is voting stock and, is vested with all the voting rights in the Parent, of which 101,712,358 shares are issued and 93,338,246 shares are outstanding, and 1,000,000 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding.

(c)    The only Subsidiaries of the Borrower are as listed in Schedule 1.1.B hereto. Schedule 1.1.B correctly sets forth as to each Subsidiary its name, the jurisdiction of its incorporation if a corporation, or the jurisdiction of its formation if a partnership, whether such Subsidiary is a Restricted Subsidiary, the jurisdiction of its principal place of business, the address of its principal place of business, chief executive office, and the office where all books and records are kept, if different, the name of its parent company, the number of authorized shares, and the number of outstanding shares of each class of capital stock of such Subsidiary, and the number of such outstanding shares owned by the Borrower or other parent company. All of the outstanding shares of capital stock of each class of each Subsidiary have been validly issued and are fully paid and nonassessable. The Borrower owns beneficially and of record all of the outstanding shares of capital stock of each Subsidiary indicated as being owned by it on Schedule 1.1.B hereto, free and clear of any Liens.

4.3       Corporate Power and Authorization to Execute Loan Documents; No Conflict; No Consent. Each of the Parent, Borrower and the Restricted Subsidiaries has the corporate or limited liability company power and authority and the legal right to execute and deliver the Loan Documents to be executed by it and to perform its obligations thereunder, and has taken all corporate action necessary to authorize the execution, delivery, and performance of such Loan Documents and to authorize the transactions contemplated thereby. The execution, delivery, and performance by the Parent, the Borrower or the Restricted Subsidiaries of the Loan Documents to be executed by it will not contravene, conflict with, result in the breach of, or constitute a violation of or default under, or result in the creation of any lien, charge, or encumbrance upon any property or assets of such Person, pursuant to the constituent documents or other governing instruments of such Person, or any applicable law, rule, regulation, judgment, order, writ, injunction, or decree or any indenture or other agreement or instrument to which the Borrower, the Parent or a Restricted Subsidiary is a party, or by which such Person or its property may be bound or affected which has a material adverse effect on the business earnings, prospects, properties, or conditions (financial or otherwise) of the Borrower and the Restricted Subsidiaries taken as a whole. No consent, license, or authorization of, or filing with, or notice to, any Person or entity (including, without limitation, any governmental authority), is necessary or required in connection with the execution, delivery, performance, validity, or enforceability of the Loan Documents and the transactions as contemplated thereunder, except for consents, licenses, authorizations, filings, and notices obtained or performed by the Borrower or any Restricted Subsidiary and of which the Bank has been provided written notice, or referred to or disclosed in the Loan Documents. Any such consents, licenses, authorizations, filings, or notices remain in full force and effect.

4.4       Enforceable Obligations. The Loan Documents constitute legal, valid, and binding agreements enforceable against the respective parties thereto and any property described therein in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other laws relating to or affecting the rights of creditors generally and (ii) general principles of equity, regardless of whether enforcement is considered in proceedings at law or in equity.

4.5         Financial Condition.

(a)    The consolidated financial statements of the Borrower as of April 27, 2024 and the consolidated financial statements of the Parent as of April 27, 2024, copies of which have been furnished to the Bank, fairly present the financial condition of the Borrower and its Subsidiaries and the Parent, respectively, as of the date of the financial statements, and fairly present the results of the operations of the Borrower and its Subsidiaries and the Parent for the period covered thereby.

(b)    Neither the Borrower, nor any of the Restricted Subsidiaries, has any direct or contingent liabilities, liabilities for taxes, long-term leases, or unusual forward or long-term commitments as of the date of this Agreement which, either individually or in the aggregate, are or are reasonably likely to be material to the Borrower and the Restricted Subsidiaries, which are not disclosed by provided for, or reserved against in the foregoing financial statements or referred to in notes thereto, other than liabilities incurred since April 27, 2024 in the ordinary course of business which in the aggregate have no material adverse effect on the Borrower and the Restricted Subsidiaries, taken as a whole, or on the conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole. The Borrower does not know of any basis for any material unrealized or anticipated losses of the Borrower. The financial statements furnished to the Bank have been prepared in accordance with GAAP maintained throughout the period involved. There has been no material adverse change in the business, earnings, prospects, properties, or condition, financial or otherwise, of the Borrower and the Restricted Subsidiaries, taken as a whole, since the date of such financial statements.

4.6        No Litigation. Except as set forth in Schedule 4.6 hereto, there is no suit or proceeding at law or in equity or other proceeding or investigation (including proceedings by or before any court, arbitrator, governmental or administrative commission, board or bureau, or other administrative agency) pending, or to the best knowledge of the Borrower threatened, by or against or involving the Parent, the Borrower, or any Subsidiary, or against any of their respective properties, existence, or revenues which, individually or in the aggregate, (a) if adversely determined, is reasonably likely to have a material adverse effect on the properties, assets, or business, or on the condition, financial or otherwise, of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) materially impair the right or ability of the Borrower and the Restricted Subsidiaries, taken as a whole, to carry on their operations substantially as now conducted or as anticipated to be conducted in the future, (c) which would substantially impair the ability of the Borrower to perform its obligations under the Loan Documents, or, regardless of outcome, which questions the validity of the transactions contemplated by the Loan Documents, or (d) regardless of outcome, which would be required to be disclosed in notes to any balance sheet as of the date hereof of the Borrower prepared in reasonable detail in accordance with GAAP.

4.7         Investment Company Act; Regulation.

(a)    Neither the Borrower nor any of its Subsidiaries is an “investment company” or an “affiliated person” of an “investment company,” or a company “controlled” by an “investment company,” and neither the Borrower nor any of its Subsidiaries is an “investment advisor” or an affiliated person” of an “investment advisor,” and as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended.

(b)    Neither the Borrower nor any of its Subsidiaries is subject to regulation under any state or local public utilities code or any federal, state, or local statute or regulation limiting its ability to incur the indebtedness hereunder or to pledge assets of the type contemplated hereunder.

4.8         Disclosure and No Untrue Statements.

No representation or warranty made by the Borrower in the Loan Documents or which will be made by the Borrower from time to time in connection with the Loan Documents (a) contains or will contain any misrepresentation or untrue statement of any material fact, or (b) omits or will omit to state any material fact necessary to make the statements therein not misleading. There is no fact (excluding information relating to world or national economic, social, or political conditions generally) known to any Responsible Officer of Borrower which materially adversely affects, or which would in the future materially adversely affect, the business, assets, properties, or condition, financial or otherwise, of the Borrower and the Restricted Subsidiaries, taken as a whole, or materially affects, or which might in the future materially adversely affect, the ability of the Borrower and the Restricted Subsidiaries to perform their obligations under the Loan Documents, or except as set forth or referred to in the Loan Documents or otherwise disclosed in writing to the Bank.

4.9          Title to Assets; Leases in Good Standing,

(a)    Each of the Borrower and the Restricted Subsidiaries has good and valid title (or, with respect to interests as lessee or otherwise, its equivalent under applicable law) to properties and assets purported to be owned (or leased) by it that are material to the conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole, and including properties and assets reflected in the financial statements and notes thereo described in Section 4.5 hereof, except for such assets as have been disposed of in the ordinary course of business. All such properties and assets are subject to no Liens, other than Permitted Liens. Schedule 1.1.A accurately lists (i) each financing statement, deed, agreement, or other instrument in effect on the date of this Agreement which has been filed, recorded, or registered pursuant to any United States federal, state, or local law or regulation that names the Borrower or any of the Restricted Subsidiaries as debtor or lessee or as the grantor or the transferor of the interest created thereby, and (ii) as to each such financing statement, deed, agreement, or other instrument, the names of the debtor, lessee, grantor, or transferor and the secured party, lessor, grantee, or transferee and the name of the jurisdiction in which such financing statement, deed, agreement or other instrument has been filed, recorded, or registered. Except as contemplated hereby, and pursuant to the Comerica Loan Agreement and the Bank of America Loan Agreement, neither the Borrower nor any of the Restricted Subsidiaries has signed any agreement or instrument in effect on the date hereof authorizing any secured party thereunder to file any such financing statement, deed, agreement, or other instrument (other than any such agreement or instrument relating to the Liens permitted under paragraph (d) or (f) of the definition of Permitted Liens).

(b)    Each of the Borrower and its Restricted Subsidiaries has the right to, and does, enjoy peaceful and undisturbed possession under all leases under which it is leasing property that are material to the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole. All such leases are valid, subsisting and in full force and effect, subject only to Permitted Liens, and neither the Borrower nor any of its Restricted subsidiaries in default in the performance, observance, or fulfillment of any obligation under any provision of any such lease, which default is reasonably likely to result in a termination of such lease or have a material adverse effect on the Borrower and its Restricted Subsidiaries, taken as a whole. No Responsible Officer has received any written notice that any other party to any such lease is in default under any such lease.

4.10       Investments. As of the date hereof, the Borrower and the Restricted Subsidiaries do not own any Investments other than Permitted Investments of the types described in clauses (a)‑(e) of the definition of such term in Section 1.1 hereof and other than the Investments listed in Schedule 1.1.C hereto, which Item correctly sets forth the amounts (determined as provided in the definition of “Investments” in Section 1.1) of the Investments listed thereon.

4.11      Payment of Taxes. Each of the Borrower, and the Subsidiaries has filed or caused to be filed all, federal, state, and local tax returns which are required to be filed by it and has paid or caused to be paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due, other than taxes being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP. No controversy in respect of additional taxes of the Parent, the Borrower or any Subsidiary is pending, or, to the knowledge of the Borrower, threatened, except as shown on the Borrower’s financial statements described in Section 4.5 hereof or in notes thereto, and other than amounts in respect of business carried on by the Borrower, and the Subsidiaries in the ordinary course since the date of such financial statements, and other than amounts which, either individually or in the aggregate, do not materially and adversely affect, and are not likely to materially and adversely affect, the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole.

4.12      Agreement or Contract Restrictions; No Default. Neither the Borrower nor any of the Subsidiaries is a party to, or is bound by, any agreement, contract, or instrument or subject to any charter or other corporate restriction which materially and adversely affects the business, properties, assets, operations, or condition, financial or otherwise, of the Borrower and the Restricted Subsidiaries, taken as a whole. The ability of the Borrower or any of its Restricted Subsidiaries to declare, make, or pay dividends in respect of any shares of its common stock is not expressly limited by the provisions of any agreement or instrument other than the Comerica Loan Agreement and the Bank of America Loan Agreement. Each of the Borrower and the Restricted Subsidiaries is in full compliance with and is not in default in the performance, observance, or fulfillment of any obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, other than any defaults which individually or in the aggregate are not reasonably likely to materially adversely affect the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole.

4.13       Patents, Trademarks, Licenses, Etc. Each of the Borrower and the Restricted Subsidiaries owns, possesses, or has the right to use, and holds free from burdensome restrictions or known conflicts with the rights of others, all patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, and copyrights, and all rights with respect to the foregoing, necessary to conduct their respective businesses as now being conducted, and is in full compliance with the terms and conditions, if any, of all such patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, or copyrights and the terms and conditions of any agreements relating thereto, except for such conflicts or noncompliance which, either individually or in the aggregate, do not materially and adversely affect the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole. Further, each of the Restricted Subsidiaries and the Borrower agree that they shall not transfer any and all patents, patent rights, licenses, trademarks, trademark rights, trade name, trade name rights and copyrights and all rights to the foregoing presently held by Borrower or any Restricted Subsidiary to any Person or entity including the Parent, however, transfers between (a) Borrower and the Restricted Subsidiaries; (b) Restricted Subsidiaries; and (c) Restricted Subsidiaries and Borrower shall be permitted.

4.14       [RESERVED]

4.15       Compliance with ERISA; Multiemployer Plans.

(a)    Neither the execution and delivery of this Agreement or the other Loan Documents, the incurrence of the indebtedness hereunder by the Borrower, the application by the Borrower of the proceeds thereof, nor the consummation of any of the other transactions contemplated by this Agreement, constitutes or will constitute a “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA).

(b)    Each Plan is in compliance in all material respects with applicable provisions of ERISA and the Code. Each of the Borrower and the Subsidiaries has made all contributions to the Plans required to be made by them.

(c)    Except for liabilities to make contributions and to pay PGGC premiums and administrative costs, neither the Borrower, the Subsidiaries, nor any ERISA Affiliate has incurred any material liability to or on, account of any Plan or Pension Plan under applicable provisions of ERISA or the Code, and no condition exists which presents a material risk to the Borrower, any of its subsidiaries, or any ERISA Affiliate of incurring any such liability. No domestic Pension Plan has an “accumulated funding deficiency” (within the meaning of Section 412 of the Code), whether or not waived. Neither the Parent, the Borrower, any of its Subsidiaries, any ERISA Affiliate, the PBGC, nor any other Person has instituted any proceedings or taken any other action to terminate any Pension Plan, nor (in the case of the Parent, the Borrower, or any Subsidiary) has any present intention of terminating any Pension Plan.

(d)    Except with respect to any Multiemployer Plan, the present value of the “current liability” (within the meaning of Section. 412 (1) (7) (a) of the Code) under each Pension Plan (based on the assumptions used in the funding of such Pension Plan, which assumptions are reasonable, and determined as of the last day of the most recent plan year of such Pension Plan for which an annual report has been filed with the IRS), did not exceed the current fair market value of the assets of such Pension Plan as of such last day.

(e)    None of the Plans is a Multiemployer Plan, and neither the Borrower, any of its Restricted Subsidiaries, nor any ERISA Affiliate (i) has contributed or been obligated to contribute to any Multiemployer Plan at any time within the preceding six years, (ii) has incurred or is reasonably expected to incur any “withdrawal liability” (within the meaning of Part I of Subtitle E of Title TV of ERISA); or (iii) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent, is in reorganization, or has been “terminated” (within the meaning of Title IV of ERISA).

4.16       Compliance with Environmental Laws.

(a)    Each of the Borrower and the Restricted Subsidiaries is, and will continue to be, in full compliance with all applicable federal, state, and local environmental laws, regulations, and ordinances governing its business, products, properties, or assets with respect to all discharges into the ground and surface water, emissions into the ambient air and generation, accumulation, storage, treatment, transportation, labeling, or disposal of waste materials or process by-products, the violation of which is reasonably likely to materially and adversely affect the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole, and neither the Borrower nor any of its Restricted Subsidiaries is liable for any penalties, fines, or forfeitures for failure to comply with any such laws, regulations, and ordinances other than penalties, fines or forfeitures which are not reasonably likely to materially and adversely affect the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and Restricted Subsidiaries, taken as a whole. All licenses, permits or registrations required for the business of the Borrower and its Restricted Subsidiaries, as presently conducted and proposed to be conducted, under any federal, state, or local environmental laws, regulations or ordinances have been obtained or made, other than any such licenses, permits, or registrations the failure to obtain or make which, either individually or in the aggregate, do not materially and adversely affect, and are not reasonably likely to materially and adversely affect, the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, taken as a whole, and the Borrower and its Restricted Subsidiaries each is in compliance with all such licenses, permits, and registrations other than any such licenses, permits, or registrations the failure to obtain, make or comply with which, either individually or in the aggregate, do not materially and adversely affect, and are not reasonably likely to materially and adversely affect, the business, earnings, prospects, properties or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, taken as a whole.

(b)    No release, emission, or discharge into the environment of hazardous substances, as defined under the Comprehensive Environmental Responses, compensation, and Liability Act, as amended, or hazardous waste, as defined under the Resource Conservation and Recovery Act, or air pollutants as defined under the Clean Air Act, or pollutants, as defined under the Clean Water Act, has occurred or is presently occurring on or from any property owned or leased by the Borrower or its Subsidiaries in excess of federal, state or local permitted release or reportable quantities, or other concentrations, standards, or limitations under the foregoing laws, or any state or local law governing the protection of health and the environment, or under any other federal state, or local laws or regulations (then or now applicable, as the case may be) other than any such releases, emissions, or discharges which, either individually or in the aggregate, do not materially and adversely affect, and are not reasonably likely to materially and adversely affect, the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole.

(c)    Neither the Borrower nor any of its Restricted Subsidiaries has ever (i) owned, occupied, or operated a site or structure on or in which any hazardous substance was or is stored, transported, or disposed of, or (ii) transported or arranged for the transportation of any hazardous substance except, in each case, in full compliance with all applicable federal, state, and local environmental laws, regulations, and ordinances governing its business, products, properties, or assets or the storage, transportation, or disposal of hazardous substances, which ownership, occupation, operation, transportation or arranging is reasonably likely to (i) subject the Parent, the Borrower and the Restricted Subsidiaries to any liabilities, expenses, fines or penalties which, individually or in the aggregate, are material to the Parent, the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) inhibit or result in the prohibition by the use by the Borrower or any Restricted Subsidiary of any property necessary in the conduct of the business of the Parent, the Borrower or such Subsidiary, the effect of which, individually or in the aggregate, is reasonably likely to materially adversely affect the business, earnings, prospects, properties, or condition (financial or otherwise) of the Parent, the Borrower and the Restricted Subsidiaries, taken as a whole. Neither the Parent, the Borrower nor any of its Restricted Subsidiaries has ever caused or been held legally responsible for any release or threatened release of any hazardous substance, or received notification from any federal, state, or other governmental authority of any such release or threatened release, of any hazardous substance from any site or structure owned, occupied, or operated by the Borrower or any of its Restricted Subsidiaries, individually or in the aggregate, reasonably likely to lead to liabilities, expenses, fines, and penalties in an amount material to the Borrower and the Restricted Subsidiaries, taken as a whole.

4.17      Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice which is reasonably likely to materially adversely affect the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole. There is (a) no unfair labor practice complaint pending or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Restricted Subsidiaries before the National Labor Relations Board or any court or labor board, and no grievance or arbitration proceedings arising out of or under collective bargaining agreements is so pending or, to the best knowledge of the Borrower, threatened; (b) no strike, lock-out, labor dispute, slowdown, or work stoppage pending or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Restricted Subsidiaries; and (c) no union representation or certification question existing or pending with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organization activity taking place, which unfair labor practice complaint, grievance, or arbitration proceedings, strike, lock-out, labor dispute, slowdown, or work stoppage or union representation or certification question, individually or in the aggregate, is reasonably likely to have a material adverse effect on the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole.

SECTION 5. CONDITIONS OF LENDING.

The obligations of Bank to make any Advance or to issue or renew any Letters of Credit hereunder are subject to the condition that:

5.1        Continuing Accuracy of Representations and Warranties. At the time of each Advance or Letter of Credit, the representations and warranties set forth in Section 4 hereof, as supplemented by written disclosures by the Borrower to the Bank of changes affecting such representations and warranties (but which changes do not breach any term of this Agreement except as may have been waived or for which consent has been given by the Bank) or as supplemented by subsequent financial statements provided to the Bank, shall be true and correct on and as of the date of the borrowing with the same effect as though the representations and warranties had been made on and as of the date of the borrowing or issuance, except to the extent that such representations and warranties may expressly relate to an earlier date, in which case the shall continue to be true as of such date.

5.2        No Default. At the time of each borrowing or issuance or renewal of a Letter of Credit hereunder, the Borrower shall be in compliance with all terms and conditions set forth herein, and no Default or Event of Default shall have occurred and be continuing at the time of such borrowing, unless such Default or Event of Default shall have been waived by the Bank in writing.

5.3        Opinion of the Borrower’s Counsel. On or prior to the date of this Agreement, the Bank shall have received the favorable opinion of counsel for the Borrower, in form and substance satisfactory to the Bank.

5.4        Insurance. On or prior to the date of this Agreement, the Bank shall have received certificates of insurance, in form and detail acceptable to the Bank, describing the types and amounts of insurance (property and liability) maintained by the Borrower and its Restricted Subsidiaries.

5.5        Loan Documents. On or prior to the date of this Agreement, the Bank shall have received, duly executed, this Agreement and the other Loan Documents (with the exception of any Security Documents), all in form and substance satisfactory to the Bank and counsel for the Bank.

5.6        Payoff Documentation. On or prior to the date of this Agreement, the Bank shall have received evidence that the Fifth Third Loan Agreement has been repaid in full, and all commitments in respect thereof shall have been terminated and all guarantees therefor and security therefor shall be released, and the Bank shall have received a payoff letter in form and substance satisfactory to it evidencing such repayment, termination and release.

5.7       Supporting Documents. On or prior to the date of this Agreement, the Bank shall have received all other documents and instruments required hereunder or otherwise reasonably required by the Bank to be executed and delivered or otherwise provided to the Bank in form and substance satisfactory to the Bank and counsel for the Bank.

SECTION 6. AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that until the Termination Date and thereafter until final payment in full of all obligations and liabilities hereunder, and under the Revolving Credit Note and the performance by the Borrower of all other obligations under this Agreement and the other Loan Documents, unless Bank shall otherwise consent in writing, the Borrower will fully comply and will cause each Restricted Subsidiary to comply with the following provisions:

6.1         Financial Reports and Other Information. The Borrower will deliver or cause to be delivered to the Bank the following:

(a)    As soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of the last day of such quarter and the related consolidated statement of income for such quartr and cumulative fiscal year-to-date for the Borrower and the Restricted Subsidiaries, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in scope to the Bank and certified by the chief financial officer of the Borrower as to the fairness of such financial statements and that the same have been prepared in accordance with GAAP, subject to changes resulting from normal, recurring year-end adjustments; provided, however, that if, so long as the Borrower is a Subsidiary of the Parent, the Parent duly files with the SEC any Form 12b-25 under the Exchange Act (or any successor form thereunder) with respect to its inability to timely file its quarterly report on Form 10-Q for a fiscal quarter and obtains a valid extension of such time to file, the financial information required to be delivered by this paragraph may be delivered later than forty-five (45) days after the end of such fiscal quarter but in no event later than the extended deadline for filing such quarterly report imposed by said Rule 12b-25;

(b)    As soon as practicable and in any event within one hundred (100) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of the end of such fiscal year, and related consolidated statements of income, retained earnings, and changes in financial position for such fiscal year, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in scope to the Bank, provided, however, that if, so long as the Borrower is a Subsidiary of the Parent, the Parent shall duly file with the SEC any Form 12b-25 under the Exchange Act (or any successor form thereunder) with respect to its inability to timely file its annual report on Form 10-K for a fiscal year and obtains a valid extension of such time to file, the financial information required to be delivered by this paragraph may be delivered later than one hundred (100) days after the end of such fiscal year but in no event later than the extended deadline for filing such annual report imposed by said Rule 12b-25.

(c)    As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter of the Parent, other than the last quarter of each fiscal year, a consolidated balance sheet as of the last day of such quarter and the related consolidated statement of income for such quarter and cumulative fiscal year-to-date for the Parent and its Subsidiaries, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in scope to the Bank and certified by the chief accounting officer of the Parent as to the fairness of such financial statements and that the same have been prepared in accordance with GAAP, subject to changes resulting from nonrecurring yearend adjustments; provided, however, that the delivery of the Parent’s quarterly report on Form 10-Q promptly after its timely filing with the SEC thereof shall satisfy the requirements of this paragraph with regard to consolidation of financial statements;

(d)    As soon as practicable, and in any event within one hundred (100) days after the end of each fiscal year of the Parent, the consolidated balance sheet of the Parent and its Subsidiaries as of the end of such fiscal year, and related consolidated statements of income, retained earnings, and changes in financial position for such fiscal year, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in scope to the Bank and certified by and containing an unqualified opinion of RSM US LLP, or other independent certified public accountants of recognized national standing selected by the Parent and reasonably satisfactory to the Bank; provided, however, that, the delivery of the Parent’s annual report on Form 10-K promptly after its timely filing with the SEC thereof shall satisfy the requirements of this paragraph with regard to consolidated financial statements;

(e)    Together with each delivery of those items required by clauses (a) and (b) above, a Certificate of Compliance in the form attached hereto as Exhibit D, executed by the chief financial officer or the Vice President-Comptroller of the Borrower;

(f)    [Intentionally deleted.]

(g)    Together with each delivery of the financial statements required by clause (b) above, a certificate of the independent certified accountants stating that in making the examination necessary to said certification of the financial statements, they obtained no knowledge of any condition or event pertaining to financial or accounting matters that constitutes an Event of Default, or event which after notice by the Bank or lapse of time, or both, or would constitute an Event of Default; or if the accountants have obtained knowledge of any Event of Default or such event, a statement specifying the nature and period of existence thereof;

(h)    Promptly upon distribution thereof, copies of all annual or quarterly financial or other statements of Borrower and the Parent (including proxy statements, documents, and reports as the Borrower) shall send to any class of its shareholders;

(i)    At any time when the Borrower or the Parent is obligated to file reports with the SEC pursuant to the Exchange Act, promptly, and in any event within fifteen (15) days after the filing thereof, copies of all periodic reports, current reports, and registration statements which the Borrower files with the SEC or any equivalent governmental agency and, promptly upon written request therefor, copies of any financial statements which the Borrower files annually with any federal, state, or local regulatory agency or agencies;

(j)    With reasonable promptness such additional financial or other information as the Bank may from time to time reasonably request (including, without limitation, consolidating financial statements with respect to any Subsidiary); provided, however, that the Borrower shall not be required to furnish any information requested pursuant to this paragraph to the extent that such information is not then available or may not be produced without unreasonable effort or expense.

Bank is hereby authorized to deliver a copy of any financial statements or any other information relating to the business, operations, or financial condition of the Parent, the Borrower, or the Subsidiaries, which may be furnished to it or come to its attention pursuant to the Loan Documents or otherwise, to any regulatory body or agency having jurisdiction over the Bank or to any Person which shall or shall have the right or obligation to, succeed to all or any part of the Bank’s interest in the Loan Documents.

6.2       Payment of Indebtedness to the Bank; Performance of other Covenants; Payment of Other Obligations. The Borrower will (a) make full and timely payment of the principal of and interest on the indebtedness owed hereunder; and (b) duly comply with all the terms and covenants contained in the Loan Documents.

6.3         Conduct of Business; Maintenance of Existence and Rights. The Borrower will, and will cause its Subsidiaries to, (i) do or cause to be done all things necessary to preserve and to keep in full force and effect its respective corporate existence and rights and privileges as a corporation, and will not liquidate or dissolve, and will take and fulfill, or cause to be taken and fulfilled, all actions and conditions necessary to qualify, and to preserve and keep in full force and effect its qualification, to do business as a foreign corporation in the jurisdictions in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify or maintain such qualification is reasonably likely to materially adversely affect the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole; provided, however, that this Section shall not be deemed to prohibit any transaction permitted by Sections 7.2 and 7.3 hereof, and (ii) obtain and maintain franchises, licenses, trade names, patents, trademarks, and permits which are necessary to the ownership of its property or to the continuance of its business except where the failure to obtain or maintain, either individually or in the aggregate, is reasonably likely to materially adversely affect the business earnings prospects, properties, or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole.

6.4        Maintenance of Property. The Borrower will, and will cause its Subsidiaries to, maintain its property in good condition and repair and, from time to time, make all necessary repairs, renewals, replacements, additions, betterments, and improvements thereto, so that the business carried on in connection therewith may be conducted in the ordinary course at all times.

6.5       Right of Inspection; Discussions. The Borrower will, and will cause its Subsidiaries to, permit any Bank employee or agent designated by the Bank, at the Bank’s expense, to visit and inspect any of the properties, corporate books, records, papers, and financial reports of the Borrower or such Subsidiary, including the making of any copies thereof and abstracts therefrom, and to discuss its affairs, finances, and accounts with its principal officers and independent certified accountants (and by this provision the Borrower hereby authorizes and directs said accountants to discuss with any such Person the finances and accounts of the Borrower and the Subsidiaries), all upon reasonable notice, at reasonable times during normal business hours, and with reasonable frequency. The Borrower will, and will cause each of its Subsidiaries to, also permit the Bank, or its designated representative, to audit or appraise any of its respective assets or financial and business records. Each such inspection (including any audit or appraisal) shall be at the expense of the Person making the inspection, unless such inspection shall be made during the continuance of an Event of Default (in which event the reasonable expenses of any Person making any such inspection shall be borne by the Borrower). Notwithstanding the foregoing sentence, it is understood and agreed by the Borrower that all expenses in connection with any such inspection incurred by the Borrower or any Subsidiary, any officers and employees thereof and the independent certified accountants therefor shall be expenses payable by the Borrower and shall not be expenses of the Person making the inspection.

6.6         Notices. The Borrower will promptly, and in any event within fifteen (15) Business Days thereafter, give notice to the Bank of:

(a)    the institution of any suit, action, or proceeding against the Borrower or any Restricted Subsidiary which is reasonably likely, in the reasonable judgment of the Borrower, to have a materially adverse effect on the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole;

(b)    upon the obtaining of knowledge thereof by any Responsible Officer, any change in any law which is reasonably likely to have a materially adverse effect on the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole;

(c)    copies of any notice of violation, order, or other document evidencing noncompliance with any environmental law which is reasonably likely to have a materially adverse effect on the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole;

(d)    upon the obtaining of actual knowledge thereof by any Responsible Officer, any Event of Default, specifying the nature and period of existence thereof, what action the Borrower has taken or is taking or proposes to take with respect thereto, and an estimate of the time necessary to cure such Event of Default;

(e)    upon any Responsible Officer being aware thereof, the occurrence of any (i) ERISA Termination Event; (ii) “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA), other than one to which an exemption applies; (iii) failure to make a timely contribution to any Pension Plan, if such failure has given rise to a lien under Section 412 (n) of the Code; or (iv) actual, asserted, or alleged violation of ERISA, the Code, or comparable provision of applicable foreign law, that, with respect to any of the events set forth in the forgoing clauses (i) through (iv), could result in a tax, penalty, or other consequence to the Borrower, any Subsidiary, or any ERISA Affiliate in connection with any Plan, which tax, penalty, or other consequence, individually or in the aggregate, would materially affect, individually or in the aggregate, the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, taken as a whole, what action the Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the IRS, the U.S. Department of Labor, the PBGC, any foreign governmental entity, or any other Person with respect thereto;

(f)    upon the obtaining of actual knowledge by any Responsible Officer, that any franchise or license held by the Borrower or any Restricted Subsidiary will be revoked, terminated, or suspended, other than any termination in connection with the sale of any assets pursuant to Sections 7.2 and 7.3 hereof, and other the revocations, terminations, and suspensions which, individually or in the aggregate, would not have a material adverse effect on the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole;

(g)    copies of all press releases and other written statements made available generally by the Borrower to its stockholders or to one or more financial news services concerning material developments in the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(h)    copies of any notice of the exercise of any remedy by any secured party with respect to any of the material assets or property of the Borrower and the Restricted Subsidiaries, taken as a whole;

(i)    copies of any Form 8-K filed under the Exchange Act; and

(j)    the occurrence of any material casualty to any material facility of the Borrower or any other force majeure (including, without limitation, any strike or other labor disturbance) materially affecting the operation or value of any such facility and which is reasonably likely to have a materially adverse effect on the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole (specifying whether or not such casualty or force majeure is covered by insurance).

6.7         Payment of Taxes; Liens.

The Borrower will, and will cause its Subsidiaries to, pay and discharge promptly when due:

(a)    all taxes, assessments, and governmental charges and levies imposed upon it, its income, or profits or any of its properties, before the same shall become delinquent; and

(b)    all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords, and other similar Persons for labor, materials, supplies and rentals that, if unpaid, might by law become a Lien upon any of its property;

provided, however, that none of the foregoing need be paid while the same is being contested in good faith by appropriate proceedings diligently conducted so long as adequate reserves shall have been established in accordance with GAAP with respect thereto, title of the Borrower or, any subsidiary, as the case may be, to the particular property shall not be divested thereby, and the right of the Borrower or such Subsidiary to use said property shall not be materially adversely affected thereby; provided, further, that any delinquency or non-payment of an immaterial amount which does not result in the imposition of a Lien which is not a Permitted Lien shall not be an Event of Default hereunder. Each of the Borrower and its Subsidiaries will file all federal, state and local tax returns and all other tax reports as required by law.

6.8        Insurance of Properties. The Borrower will, and will cause each Subsidiary to maintain, with respect to its business and properties, insurance at all times by insurance companies of nationally recognized stature and responsibility which the Borrower believes to be financially sound, of a character usually insured by corporations engaged in the same or a similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against and for by such corporations, and carry or cause to be carried, with such insurers in customary amounts (with customary deductibles), such other insurance, including public liability insurance, as is usually carried by corporations engaged in the same or a similar business similarly situated; provided, however, that all insurance maintained pursuant to this paragraph shall be carried in amounts sufficient to prevent the Borrower or any Subsidiary from incurring liability as a co-insurer under law or the terms of the applicable policy or policies.

6.9        True Books. The Borrower will, and will cause the Parent and its Subsidiaries to, keep proper books of record and account, in which entries will be made of all of its respective dealings and transactions in accordance with and to the extent required by GAAP, and establish on its books such accruals and reserves in amounts deemed adequate in the reasonable opinion of the Borrower, that, in accordance with GAAP, should be set aside in connection with the business of the Borrower and its Subsidiaries, including reserves for depreciation, obsolescence, amortization, third-party insurance payment, and claims and accruals for taxes based on or measured by income on profits, and for all other taxes.

6.10     Observance of Laws. The Borrower will, and will cause the Parent and its Subsidiaries to, conform to and duly observe all laws, regulations, and other valid requirements of any governmental authority with respect to the conduct of its business, the violation of which, individually or in the aggregate, is reasonably likely to materially adversely affect the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, taken as a whole.

6.11      Further Assurances. Upon request of the Bank, the Borrower will, and will cause Restricted Subsidiary to, duly execute and deliver or cause to be duly executed and delivered to. the Bank such further instruments or documents and do and cause to be done such further acts as may be reasonably necessary or proper in the reasonable opinion of the Bank to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

6.12       ERISA.

(a)    Each of the Borrower, its Subsidiaries, and the ERISA Affiliates will take all actions and fulfill all conditions necessary to maintain any and all Plans in substantial compliance with applicable requirements of ERISA, the Code, and applicable foreign law until such Plans are terminated, and the liabilities thereof discharged, in accordance with applicable law.

(b)    No domestic Pension Plan (other than a Multiemployer Plan) will incur any “accumulated funding deficiency” (within the meaning of Section 412 of the Code), and no foreign Pension Plan will be in violation of any funding requirement imposed by applicable foreign law, which deficiency or violation would or would be reasonably likely to, materially adversely affect the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole.

6.13       Change of Name, Principal Place of Business, Office, or Agent. The Borrower will provide the Bank with prior written notice of any change in the name of the Borrower, the Parent, or any Restricted Subsidiary, the principal place of business of the Borrower, the Parent, or any Restricted Subsidiary, the office where the books and records of the Borrower, the Parent, or any Restricted Subsidiary are kept, or any change in the registered agent of the Borrower, the Parent, or any subsidiary for the purposes of service of process.

6.14       Financial Covenants. The Borrower will, in accordance with GAAP, maintain as of the last day of each fiscal quarter, commencing with the fiscal quarter ending October 31, 2024:

(a)    A ratio of Consolidated Funded Debt to the sum of Consolidated Net Worth plus two (2) times EBITDA of not more than 1.0 to 1.0, and Consolidated Net Worth must be a positive balance.

(b)    A ratio of Consolidated Funded Debt to Consolidated EBITDA for the four (4) fiscal quarters then ending of not more than 3.5 to 1.0.

SECTION 7. NEGATIVE COVENANTS.

The Borrower covenants and agrees that from the date of this Agreement until payment in full of all present or future indebtedness hereunder, and termination of all present or future credit facilities established hereunder, unless the Bank shall otherwise consent in writing, the Borrower will fully comply and will cause each Subsidiary to fully comply with the following provisions:

7.1        Limitations on Mortgage, Liens, Etc. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, or suffer or permit to exist, any Lien, other than in favor of Bank or the Permitted Liens.

7.2        Consolidation and Merge, Sale of Assets, Etc. The Borrower will not, and will not permit or any Restricted Subsidiary to, merge into or consolidate with, or sell, lease, or otherwise dispose of all or substantially all of its assets, directly or indirectly, in one or a series of transactions to any other Person, or permit any other Person to merge into or consolidate with it or any Restricted Subsidiary except:

(a)    The Borrower may permit any corporation to merge into it so long as: (i) the Borrower shall be the surviving corporation; (ii) immediately after giving effect to the transaction, the Borrower shall be permitted by the provisions of this Agreement to incur at least $1.00 of additional Funded Debt; and (iii) immediately before and after giving effect to the transaction, no Event of Default shall exist;

(b)    The Borrower may merge into or consolidate with, or sell all or substantially all of its assets to, any other corporation, so long as: (i) the corporation which survives such merger or results from such consolidation or acquires such assets shall be organized under the laws of the United States of America, a state thereof or the District of Columbia; (ii) the surviving corporation shall assume, by an instrument reasonably satisfactory in form and substance to the Bank, the obligations of the Borrower under this Agreement; (iii) immediately after giving effect to the transaction, the surviving corporation shall be permitted by the provisions of this Agreement to incur at least $1.00 of additional Funded Debt; (iv) immediately before and after giving effect to the transaction, no Event of Default shall exist; and (v) an opinion of counsel (reasonably satisfactory in form and substance to the Bank) shall be delivered to the Bank upon consummation of the transaction to the effect that this Agreement, the Revolving Credit Note, and the instrument referred to in the foregoing clause (ii) are legal, valid, and binding obligations of the surviving corporation, enforceable against the surviving corporation in accordance with their respective terms, and as to such other matters as to which the Bank shall have received a legal opinion on the date of this Agreement as the Bank may reasonably request;

(c)    Any Restricted Subsidiary may merge into or consolidate with (i) the Borrower; (ii) any other Restricted Subsidiary; or (iii) any other corporation, so long as (x) if such other corporation is the surviving corporation, it is organized under the laws of the United States of America, a state thereof, or the District of Columbia and, simultaneously with the consummation of such merger or consolidation, is designated a Restricted Subsidiary pursuant to Section 7.10 hereof; (y) immediately after and giving effect to such merger or consolidation, the Borrower shall be permitted by the provisions of this Agreement to incur at least $1.00 of additional Funded Debt; and (z) immediately before and after giving effect to the transaction, no Event of Default shall exist; and

(d)    Any Restricted Subsidiary may sell all or substantially all of its assets to (i) the Borrower; (ii) any other Restricted Subsidiary; or (iii) any other corporation, so long as (v) such transaction complies with the provisions of Sections 7.2 and 7.3 hereof, (w) any indebtedness of such Restricted Subsidiary to the Borrower and to any other Restricted Subsidiary is repaid prior to or contemporaneously with such transaction, (x) no Investment of such Restricted Subsidiary in the Borrower or any other Restricted Subsidiary is included among the assets sold in such transaction, (y) immediately before and after giving effect to such transaction, the Borrower shall be permitted by the provisions of this Agreement to incur at least $1.00 of additional Funded Debt, and (z) immediately before and after giving effect to such transaction, no Event of Default shall exist.

7.3         Transfer and Sale of Assets; Sale and Leaseback.

(a)    The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, through a single transaction or a series of transactions, sell, lease, transfer, or otherwise dispose of or suffer to be sold, leased, transferred, abandoned, or otherwise disposed of, all or any part of its assets except:

(i)      The Borrower or any Restricted Subsidiary may sell its inventory, materials, and surplus and obsolete equipment in each case in the ordinary course of its business;

(ii)     The Borrower or any Restricted Subsidiary may sell all or substantially all of its assets to the extent permitted under this Agreement;

(iii)    Any Restricted Subsidiary may sell, lease, transfer, or otherwise dispose of any of its assets to the Borrower or any other Restricted Subsidiary; and

(iv)    The Borrower or any Restricted Subsidiary may sell, lease, or otherwise dispose of assets to a Person which is not an Affiliate of the Borrower for cash and/or indebtedness issued by the purchaser of such assets in consideration therefor (each such sale, lease, or other disposition of assets pursuant to this clause (iii) being hereinafter referred to as a “sale”), so long as such sale (i) is determined in good faith by the Borrower to be for a price or rental at least equal to the fair market sale or rental value of the assets sold, leased, or otherwise disposed of and to be in the best interest of the Borrower, and (ii) does not constitute a Substantial Sale of Assets.

(b)    The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, sell, transfer, or otherwise dispose of any property, whether now owned or hereafter acquired, in connection with a transaction in which it is contemplated that such property, or any portion thereof, or any other property that the Borrower or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose as the property so sold, transferred, or otherwise disposed of, will simultaneously or subsequently be leased back to the Borrower or any Restricted Subsidiary (a “Sale Leaseback Transaction”) unless:

(i)     Such Sale Leaseback Transaction involves a lease which (x) if such Lease is an operating lease, would be permitted pursuant to the provisions of this Agreement and, (y) if such Lease is a Capital Lease, the Attributable Indebtedness associated with such Capital Lease would be permitted pursuant to the provisions of this Agreement;

(ii)    Such Sale Leaseback Transaction relates solely to property or assets with respect to which the Borrower or any Restricted Subsidiary may create a Lien pursuant to the provisions of paragraphs (f), (g), or (h) of the definition of “Permitted Liens” set forth in Section 1.1 hereof; and

(iii)    Such Sale Leaseback Transaction either (x) complies with the provisions of this Agreement or (y) is consummated within twelve (12) months of the date on which the construction of all the leased assets has been completed, whichever is later.

7.4        Payment Restrictions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any agreement, instrument, or other document which prohibits or restricts in any way or to otherwise, directly or indirectly, create or cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends, or make any other distribution in respect of its capital stock or any other equity interest or participation in its profits owned by the Borrower or any Restricted Subsidiary, or pay or repay any indebtedness owed to the Borrower or any Restricted Subsidiary, (ii) make loans or advances to the Borrower, or (iii) transfer any of its properties or assets to the Borrower or any Restricted Subsidiary (subject to the rights of any holder of a Lien on any such properties or assets which Lien is a Permitted Lien).

7.5       Limitations on Distributions. The Borrower will not declare or make, or permit any Restricted Subsidiary to declare or make, any distribution, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of its capital stock, or purchase, redeem or otherwise acquire for value any capital stock, or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, except that:

(a)    The Borrower may pay dividends to its shareholders so long as both before the declaration and payment of such dividends or after giving effect thereto, (i) no Event of Default has occurred and is continuing, and (ii) as determined in a proforma basis, Consolidated Net Worth would be equal to or greater than $0; and

(b)    Restricted Subsidiaries may make Distributions to the Borrower or to other Restricted Subsidiaries.

7.6         [RESERVED]

7.7        Regulation U. The Borrower will not permit any part of the proceeds of the loan or loans made pursuant to this Agreement to be used to purchase or carry or to reduce or retire any loan incurred to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock, or to be used for any other purpose which violates, or which would be inconsistent with, the provisions of Regulation U or other applicable regulation.

7.8       Transactions with Affiliates. Neither the Borrower nor any Restricted Subsidiary will enter into any transaction (including, without limitation, the purchase, sale, lease, or exchange of any property, the rendering of any services, or the payment of management fees) with any Affiliate, except: (i) transactions in the ordinary course of the business of the Borrower or such Restricted Subsidiary, and in good faith and upon commercially reasonable terms that are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person other than an Affiliate; and (ii) transactions between the Borrower and any wholly-owned Restricted Subsidiary which are not otherwise prohibited by this Agreement.

7.9         Limitation on Nature of Business. The Borrower and the Restricted Subsidiaries will remain engaged in lines of business related to the businesses in which the Borrower and its Restricted Subsidiaries are currently engaged.

7.10       Restricted Subsidiaries. The Borrower will not hereafter designate any entity as a Restricted Subsidiary hereunder (and any such designation shall be without effect hereunder) unless:

(i)      The board of directors of the Borrower shall have duly adopted a resolution approving such designation, and the Bank shall have received a copy of such resolution certified by the secretary or assistant secretary of the company;

(ii)     Such entity satisfies the requirements of the definition of “Restricted Subsidiary” set forth in this Agreement;

(iii)    No Event of Default shall exist prior to, as a result of, or immediately after giving effect to, such designation;

(iv)    Immediately after such designation and including such entity in such determination, the Borrower shall be permitted to incur at least $1.00 of additional Funded Debt pursuant to the provisions of this Agreement;

(v)     Such entity shall have executed a Guaranty pursuant to the provisions of Section 3.2 hereof and obtained, if required by the Bank, an opinion of counsel reasonably satisfactory to it as to the due authorization, execution, and delivery of such Guaranty by such corporation; and

(vi)   The Borrower shall promptly, and in any event within seven (7) Business Days after such designation, give notice to the Bank of the fact of such designation, the name, jurisdiction of incorporation or organization, principal business address and business of such newly-designated Restricted Subsidiary, and certifications as to and computations showing compliance with the requirements of this Section, and shall deliver to the Bank with such notice the Guaranty and counsel opinion, if any;

provided, however, that, for the purposes of this Section, any computation of any financial covenant in connection with the determination of the absence of an Event of Default or the ability of the Borrower to incur Indebtedness after giving effect to the designation of a corporation as a Restricted Subsidiary shall be made on a pro forma basis, and, without limitation, shall include the Indebtedness of such corporation in any such computation for the relevant period in the case of any such designation and include the net income or EBITDA of such corporation in such computation in the case of any such designation. Notwithstanding the foregoing provisions of this Section, to the extent that a Subsidiary is not designated a Restricted Subsidiary within ninety (90) days after the day on which such Subsidiary becomes a Subsidiary of the Borrower, such Subsidiary shall be deemed to be an Unrestricted Subsidiary. Any designation of a Person as a Restricted Subsidiary shall be irrevocable.

7.11       Changes in Governing Documents, Accounting Methods, Fiscal Year. The Borrower will not, and will not permit its Subsidiaries to, amend in any respect its constituent documents from that in existence on the date of this Agreement or change its respective accounting methods or practices, its depreciation or amortization policy or rates, or its fiscal year end from that in existence as of the date of the financial statements provided to the Bank pursuant to Section 4.5 hereof, except as required to comply with law or with GAAP.

7.12       Limitation on Incurrence of Funded Debt. The Borrower agrees that throughout the term of the Revolving Credit:

(a)    Neither the Borrower nor any Restricted Subsidiary shall at any time, directly or indirectly, incur, create, assume, guarantee or become liable in any manner with respect to any Funded Debt unless, immediately after giving effect to such incurrence: (i) the ratio of Consolidated Funded Debt (determined immediately after giving effect to such incurrence) to EBITDA (for the four (4) most recent full fiscal quarters) shall be equal to or less than 3.50 to 1.00; and (ii) no Event of Default shall exist.

(b)    For purposes of this Section 7.12, if Funded Debt is incurred by the Borrower or a Restricted Subsidiary for the purpose of acquiring Voting Stock of or any assets of any Person which is not a Restricted Subsidiary and, immediately after and giving effect to such acquisition, such Person will be a Restricted Subsidiary (in the case of an acquisition of Voting Stock) or such assets will be owned by Borrower of a Restricted Subsidiary (in the case of an acquisition of assets), then the amounts of EBITDA of such Person or of EBITDA attributable to such assets which would have been included in EBITDA if such Person had been a Restricted Subsidiary or such assets had been owned by Borrower or a Restricted Subsidiary during the relevant fiscal quarters shall be included in EBITDA for the relevant fiscal quarters for purposes of determining compliance with this Section 7.12.

SECTION 8. EVENTS OF DEFAULT.

The following events shall constitute “Events of Default” hereunder:

8.1         Payment of Obligations Under Loan Documents. The Borrower fails to make timely payment of any principal, interest, or other amount due on any indebtedness owed the Bank under the Loan Documents, or fails to make any other payment to the Bank as contemplated thereunder either by the terms hereof or otherwise when due, and such failure shall continue for five (5) days.

8.2         Representation or Warranty. Any representation or warranty made or deemed made by the Borrower or any Restricted Subsidiary herein or in any writing furnished in connection with or pursuant to the Loan Documents, or any report certificate, financial statement, or other information provided by others and furnished by the Borrower or any Restricted Subsidiary to the Bank in connection with or pursuant to the Loan Documents, shall be false or misleading in any material respect on the date when made or when deemed made.

8.3         Covenants under this Agreement. A default in the observance or performance of any of the conditions, covenants or agreements of Borrower set forth in Sections 6.5, 6.6(d), 6.14 or 7.1 through 7.13, inclusive.

8.4        Other Covenants Under the Loan Documents. The Borrower or any other Person fails to fully and promptly perform when due (i) any other agreement, covenant, term, or condition binding on it contained in this Agreement, and such failure shall have continued unremedied for thirty (30) days after notice thereof has been given to Borrower or (ii) any agreement, covenant, term or condition binding on it contained in any other Loan Document (taking into account applicable periods of notice and cure, if any).

8.5        Payment, Performance, or Default of other Monetary Obligations. The Borrower or any Restricted Subsidiary fails to make payment on any contract obligation or of principal or interest on any indebtedness other than that created under the Loan Documents or otherwise owed to the Bank, individually or in the aggregate, exceeding $2,500,000.00, beyond any period of grace provided with respect thereto, or fails to fully and promptly perform any other obligation, agreement, term, or condition contained in any agreement under which any such other Indebtedness is created, or there is otherwise a default or event of default thereunder, if the effect of any such failure or default is to cause, or permit the holder or holders of such indebtedness (or a trustee or other person or entity acting in behalf of such holder or holders) to cause, such indebtedness to become due prior to its stated maturity.

8.6         Covenants or Defaults to the Bank or Others; Revocation of Guaranty. The Borrower or any Restricted Subsidiary fails to fully and promptly perform when due any agreement, covenant, term, or condition binding on it, contained in any lease, contract, or other agreement to which it is a party or in respect of which it is obligated, other than the Loan Documents and other than any monetary default (as described above), beyond any period of grace provided with respect thereto, or there is otherwise a default or event of default thereunder, if such failure or default would, either individually or in the aggregate, materially and adversely affect the business, earnings, prospects, properties, or conditions (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole; or any Restricted Subsidiary revokes or attempts to revoke any Guaranty.

8.7       Liquidation; Dissolution; Bankruptcy; Etc. Liquidation or dissolution of the Borrower, the Parent or any Restricted Subsidiary, suspension of the business of the Borrower or any Restricted Subsidiary, or the filing or commencement by the Borrower, the Parent or any Restricted Subsidiary of a voluntary petition, case, proceeding, or other action seeking reorganization, arrangement, readjustment of its debts, or any other relief under any existing or future law of any jurisdiction, domestic or foreign, state or federal, relating to bankruptcy, insolvency, reorganization or relief of debtors, or any other action of the Borrower, the Parent or any Restricted Subsidiary indicating its consent to, approval of, or acquiescence in, any such petition, case, proceeding, or other action seeking to have an order for relief entered with respect to it or its debts; the application by the Borrower, the Parent or any Restricted Subsidiary for, or the appointment, by consent or acquiescence of, a receiver, trustee, custodian, or other similar official for the Borrower or any Restricted Subsidiary, or for all or a substantial part of its respective property; the making by the Borrower or any Restricted Subsidiary of an assignment for the benefit of creditors; or the inability of the Borrower or any Restricted Subsidiary, or the admission by the Borrower or any Restricted Subsidiary in writing of its inability to pay its debts as they mature.

8.8         Involuntary Bankruptcy, Etc. Commencement of an involuntary petition, case, proceeding, or other action against the Borrower, the Parent or any Restricted Subsidiary under the Bankruptcy Code or seeking reorganization, arrangement, readjustment of its debts, or any other relief under any existing or future law of any jurisdiction, domestic or foreign, state or federal, relating to bankruptcy, insolvency, reorganization, or relief of debtors; or the involuntary appointment of a receiver, trustee, custodian, or other similar official for the Borrower, the Parent or any Restricted Subsidiary, or for all or a substantial part of its respective property or assets; or there shall be commenced against the Borrower, the Parent or any Restricted Subsidiary any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of the assets, or property of such person which results in the entry of an order for such relief, and the continuance of any of such for sixty (60) days without being vacated, discharged, stayed, bonded, or dismissed.

8.9         Judgments. The rendition of a judgment or judgments against the Borrower or any Restricted Subsidiary for the payment of damages or money, individually or in the aggregate, in excess of $2,500,000, if the same is/are not discharged or if a writ of execution or similar process is issued with respect thereto and is not stayed within the time allowed by law for filing notice of appeal of the final judgment.

8.10      Attachment, Garnishment, Liens Imposed by Law. The issuance of a writ of attachment or garnishment against, or the imposition of a lien by operation of law on, any property of the Borrower or any Restricted Subsidiary, if the amount of the claim or the value of the affected property is in excess of $2,500,000, individually or in the aggregate, and if forty‑five (45) days have elapsed and the proceeding or lien has not been vacated, satisfied, dismissed, or stayed pending appeal.

8.11       ERISA.

(a)    Any domestic Pension Plan (other than a Multiemployer Plan) shall incur an “accumulated funding deficiency” (within the meaning of Section 412 of the Code) with respect to any plan year; or

(b)    Any waiver shall be sought or granted under Section 412(d) of the Code; or

(c)    Any foreign Pension Plan shall violate any funding requirement imposed by applicable foreign law; or

(d)    Any Pension Plan shall be, have been or be likely to be terminated or the subject of termination proceedings under ERISA; or

(e)    the Borrower, the Parent, any Subsidiary, or any ERISA Affiliate shall incur or be likely to incur a liability to or on account of a Pension Plan under Sections 4062, 4063, 4064, or 4201 of ERISA or comparable provision of applicable foreign law, and there shall result from one or more of the events set forth in the foregoing clauses (i) through (v) either a liability or a material risk of incurring a liability to the PBGC, any foreign governmental entity, or a Pension Plan, which could have a material and adverse effect on the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower or the Borrower and its Restricted Subsidiaries, taken as a whole.

8.12      Corporate Existence. Any act or omission (formal or informal) of the Borrower, the Parent or any Restricted Subsidiary or its officers, directors, or shareholders leading to, or resulting in, the termination, invalidation (partial or total), revocation, suspension, interruption, or unenforceability of (i) its corporate existence, rights, and privileges, or (ii) its licenses, franchises, or permits where the failure to maintain, either individually or in the aggregate, is reasonably likely to materially adversely affect the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, taken as a whole.

SECTION 9. REMEDIES OF THE BANK.

If any one or more of the Events of Default described in Section 8 shall occur, the Bank may, at its option at any time thereafter, take one or more of the following actions: (i) declare all amounts due and payable hereunder by the Borrower to the Bank and all other obligations and indebtedness owed by the Borrower to the Bank to be forthwith due and payable (with the exception of an Event of Default described in Sections 8.7 or 8.8, in which case the amounts due and payable hereunder by the Borrower to the Bank and all other obligations and indebtedness owed by the Borrower to the Bank shall automatically become due and payable), whereupon the indebtedness owed to the Bank by the Borrower hereunder and all other obligations owed by the Borrower to the Bank with accrued interest thereon, whether contingent or direct, shall forthwith become due and payable, without presentment, demand, protest, or other notice of any kind from the Bank, all of which are hereby expressly waived, anything contained in the Loan Documents to the contrary notwithstanding, and all commitments to make Advances shall terminate; (ii) require the Borrower to grant a lien or a security interest in all assets of the Borrower to the Bank, subject to the provisions of Section 3.1 (b) hereof, and (iii) immediately proceed to do all other things provided for by law or the Loan Documents to enforce its rights hereunder and to collect all amounts owing to the Bank by the Borrower. No right, power, or remedy conferred upon the Bank by the Loan Documents shall be exclusive of any other right, power, or remedy referred to therein or now or hereafter available at law or in equity.

Upon the occurrence and during the continuance of any Event of Default, Borrower shall immediately upon demand by Bank deposit with Bank cash collateral in the amount equal to the maximum amount available to be drawn at any time under any Letter of Credit then outstanding.

SECTION 10. CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS; PRICING GRID.

10.1     Reimbursement of Prepayment Costs. If Borrower makes any payment of principal with respect to any SOFR-based Advance (or converts or refunds, or attempts to convert or refund any such Advance) on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Borrower fails to borrow, refund or convert any SOFR-based Advance after notice has been given by Borrower to Bank in accordance with the terms hereof requesting such Advance, or if Borrower fails to make any payment of principal or interest in respect of a SOFR-based Advance when due, Borrower shall reimburse Bank on demand for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Bank shall have funded or committed to fund such Advance. Such amount payable by Borrower to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank market. Calculation of any amounts payable to Bank under this paragraph shall be made as though such Bank shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund any SOFR-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Bank shall deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

10.2      Unavailability of Applicable Interest Rate Generally. If, at any time, Bank’s obligation to maintain any of the Indebtedness hereunder at an Applicable Interest Rate based on the SOFR-based Rate is suspended in accordance with the terms of this Agreement, then (a) the Prime Rate at such time will replace such interest rate for all purposes hereunder, (b) the Applicable Interest Rate hereunder in respect of such Indebtedness will be the Applicable Interest Rate based upon the Prime Referenced Rate, and (c) Bank shall have the right to make Rate Conforming Changes as provided in Section 2.8, in each case, without any further action or consent of Borrower.

10.3      Bank Unable to Determine the Applicable Interest Rate. If, at any time, Bank determines (which determination shall be conclusive and binding for all purposes) that (a) Bank is unable to determine or ascertain the SOFR-based Rate, or (b) the SOFR-based Rate will not adequately and fairly cover or reflect the cost to Bank of maintaining any of the Indebtedness (including, without limitation, as a result of the alteration of the methods of calculation or availability of the SOFRbased Rate), Bank shall promptly give notice thereof to Borrower. Thereafter, until Bank notifies Borrower that the foregoing conditions or circumstances no longer exist, the right of Borrower to request an Advance hereunder and any obligation of Bank to maintain any of the Indebtedness hereunder at an Applicable Interest Rate based on such interest rate shall be suspended, and the Prime Referenced Rate will replace such interest rate in accordance with Section 10.2.

10.4      Laws Affecting SOFR-based Advance Availability. If any Change in Law shall make it unlawful or impossible for Bank to honor its obligations hereunder to make or maintain any Advance with interest at the SOFR-based Rate, Bank shall so notify Borrower and the right of Borrower to convert an Advance or refund an Advance as a SOFR-based Advance, shall be suspended and thereafter Borrower may select as Applicable Interest Rates only those which remain available and which are permitted to be selected hereunder, and if Bank may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto as a SOFR-based Advance, Borrower shall immediately prepay such Advance, together with interest to the date of payment, and any amounts payable under Section 10.1 with respect to such prepayment and the applicable Advance shall immediately be converted to a Prime-based Advance and the Prime-based Rate shall be applicable thereto.

10.5       Increased Cost of Advances. If any Change in Law:

(a)    shall subject Bank to any tax, duty or other charge with respect to any Advance or any Revolving Credit Note or shall change the basis of taxation of payments to Bank of the principal of or interest on any Advance or the Revolving Credit Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income or revenues of Bank imposed by the United States of America or the jurisdiction in which such Bank’s principal executive office is located); or

(b)    shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank or shall impose on Bank or the interbank markets any other condition affecting any Advance or the Revolving Credit Note;

and the result of any of the foregoing is to increase the costs to Bank of making, funding or maintaining any part of the Indebtedness hereunder as SOFR-based Advance or to reduce the amount of any sum received or receivable by the Bank under this Agreement or under the Revolving Credit Note in respect of a SOFR-based Advance then Bank shall promptly notify the Borrower in writing of such fact and demand compensation therefor and, within fifteen (15) days after such notice, Borrower agrees to pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error.

10.6       Other Increased Costs. In the event that any Change in Law affects or would affect the amount of capital or liquidity required or expected to be maintained by Bank (or any corporation controlling Bank) and Bank determines that the amount of such capital or liquidity is increased by or based upon the existence of Bank’s obligations or Advances hereunder and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by Bank to be material, then the Borrower shall pay to Bank, from time to time, upon request by such Bank, additional amounts sufficient to compensate such Bank (or such controlling corporation) for any increase in the amount of capital and/or liquidity and reduced rate of return which Bank reasonably determines to be allocable to the existence of Bank’s obligations or Advances hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank, shall be submitted by Bank to the Borrower, reasonably promptly after becoming aware of any event described in this Section 10.6 and shall be conclusive, absent manifest error in computation.

10.7       Margin Adjustment. Adjustments to the Applicable Margin, the Applicable Facility Fee Percentage and the Applicable Letter of Credit Percentage, based on Schedule 10.7, shall be implemented on a quarterly basis as follows:

(a)    Such adjustments shall be given prospective effect only, effective as to all Advances outstanding hereunder, the Applicable Facility Fee Percentage and the Applicable Letter of Credit Percentage, upon the date of delivery of the financial statements under Sections 6.1(a) and 6.1(b) hereunder and the Certificate of Compliance under Section 6.1(e) hereof, in each case establishing applicability of the appropriate adjustment and in each case with no retroactivity or claw-back. If Borrower shall fail timely to deliver such financial statements or the Certificate of Compliance and such failure continues for three (3) days, then (but without affecting the Event of Default resulting therefrom) from the date delivery of such financial statements and report was required until such financial statements and report are delivered, the Applicable Margin, the Applicable Facility Fee Percentage and Applicable Letter of Credit Percentage shall be at the highest level on the pricing grid attached to this Agreement as Schedule 10.7.

(b)    From the date hereof until the required date of delivery (or, if earlier, delivery) of the financial statements under Section 6.1(a) or 6.1(b) hereof, as applicable, and the Certificate of Compliance under Section 6.1(e) hereof, for the fiscal quarter ending October 31, 2024, the Applicable Margin, the Applicable Facility Fee Percentage and Applicable Fee Percentage shall be those set forth under the Level I column of the pricing matrix attached to this Agreement as Schedule 10.7. Thereafter, the Applicable Margin, the Applicable Facility Fee Percentage and Applicable Fee Percentage shall be based upon the quarterly financial statements and Certificate of Compliance, subject to recalculation as provided in Section 10.7(a) above.

SECTION 11. MISCELLANEOUS.

11.1      Course of Dealing; Amendment; Supplemental Agreements. No course of dealing between the parties hereto shall be effective to amend, modify, or change any provision of this Agreement. This Agreement may not be amended, modified, or changed in any respect except by an agreement in writing signed by the party against whom such change is to be enforced. The parties hereto may, subject to the provisions of this Section, from time to time, enter into written agreements supplemental hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights and obligations of the parties hereunder. Any such supplemental agreement in writing shall be binding upon the parties thereto.

11.2      Waiver By the Bank of Requirements. The Bank may, in its sole discretion, sign and deliver to the Borrower a written statement waiving any of the requirements of this Agreement and in such event the waiver shall be effective only in the specific instance and for the specific purpose for which given.

11.3      Waiver of Default. The Bank may, in its sole discretion, by written notice to the Borrower, at any time and from time to time, waive any Event of Default and its consequences, or any default in the performance or observance of any condition, covenant, or other term hereof and its consequences. Any such waiver shall be for such period and subject to such conditions as shall be specified in any such notice. In the case of any such waiver, the Borrower and the Bank shall be restored to their former positions prior to such Event of Default or default and shall have the same rights as they had thereto, and any Event of Default or default so waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Event of Default or default, or impair any right consequent thereto.

11.4      Notices. Notwithstanding any provisions to the contrary contained in the other Loan Documents, all notices, requests and demands to or upon the parties to this Agreement pursuant to any Loan Document shall be deemed to have been given or made when delivered by hand, or when deposited in the mail, postage prepaid by registered or certified mail, return receipt requested, addressed as follows or to such other address as may be hereafter designated in writing by one party to the other:

The Borrower:	NewBevCo, Inc. 8100 SW Tenth Street, Suite 4000 Fort Lauderdale, Florida 33324 Attention: President and Attention: Legal Counsel Email: jgcaporella@nationalbeverage.com dmarx@nationalbeverage.com

The Bank:	BMO Bank N.A. 320 South Canal Street Chicago, Illinois 60606 Attention: Jacob Johnson Email: JacobB.Johnson@bmo.com

except in cases where it is expressly herein provided that such notice, request, or demand is not effective until received by the party to whom it is addressed.

11.5      No Waiver; Cumulative Remedies. No omission or failure of the Bank to exercise and no delay in exercising by the Bank of any right, power, or privilege hereunder, shall impair such right, power, or privilege, shall operate as a waiver thereof or be construed to be a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided in the Loan Documents are cumulative and not exclusive of any rights or remedies provided by law, and the warranties, representations, covenants, and agreements made therein shall be cumulative, except in the case of irreconcilable inconsistency, in which case the provisions of this Agreement shall control.

11.6      Reliance Union, Survival of, and Materiality of Representations and Warranties, Agreements, and Covenants. All representations and warranties, agreements, and covenants made by the Borrower in the Loan Documents are material and shall be deemed to have been relied upon by the Bank and shall survive the execution and delivery of the Loan Documents and the making of the loan or loans herein contemplated, and shall continue in full force and effect so long as any indebtedness is owed to the Bank by the Borrower pursuant hereto or so long as there shall be any commitment by the Bank to make loans to the Borrower hereunder. All statements contained in any certificate to the Bank by Borrower, the Parent or any Subsidiary at any time by or on behalf of the Borrower pursuant hereto shall constitute representations and warranties by the Borrower hereunder.

11.7       Set-Off. Upon the occurrence of any Event of Default, the Bank is hereby authorized at any time and from time to time, without notice to the Borrower, to set off, appropriate, and apply any and all monies, securities and other property of the Borrower and all proceeds thereof, now or hereafter held or received by, or in transit to, the Bank from or for the Borrower, and also upon any and all deposits (general or special) and credits of the Borrower, if any, at the Bank or all items hereinabove referred to against all indebtedness of the Borrower owed to the Bank, whether under the Loan Documents or otherwise, whether now existing or hereafter arising. The Bank shall be deemed to have exercised such right of set-off and to have made a charge against such items immediately upon the occurrence of such Event of Default although made or entered on its books subsequent thereof.

11.8      Severability and Enforceability of Provisions. If any one or more of the provisions of the Loan Documents is determined to be invalid, illegal, or unenforceable in any respect as to one or more of the parties, all remaining provisions nevertheless shall remain effective and binding on the parties thereto and the validity, legality, and enforceability thereof shall not be affected or impaired thereby. To the extent permitted by applicable law, the parties hereby waive any provision of law that renders any provision hereof invalid, illegal, or unenforceable in any respect.

11.9      Payment of Expenses, Including Attorneys’ Fees and Taxes. The Borrower agrees (a) to pay or reimburse the Bank for all its reasonable and customary out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, execution, and delivery of, and any amendment, supplement, or modification to, or waiver or consent under, the Loan Documents, and the consummation of the transactions contemplated thereby, including, without limitation, the reasonable and customary fees and disbursements of counsel for the Bank, taxes, and all recording or filing fees, (b) except as expressly provided otherwise herein, to pay or reimburse the Bank for all of its costs and expenses incurred in connection with the administration, supervision, collection, or enforcement of, or the preservation of any rights under, the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel for the Bank, including attorneys’ fees out of court, in trial, on appeal, in bankruptcy proceedings, or otherwise, (c) without limiting the generality of provision (a) hereof, to pay or reimburse the Bank for, and indemnify and hold the Bank harmless against liability for, any and all documentary stamp taxes, non-recurring intangible taxes, or other taxes, together with any interest, penalties, or other liabilities in connection therewith, that the Bank now or hereafter determines, are payable with respect to the Loan Documents, the obligations evidenced by the Loan Documents, any Advances under the Loan Documents, and any guaranties or mortgages or other security instruments, and (d) to pay, indemnify, and hold the Bank harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance, and administration of the Loan Documents with the exception of the willful or gross negligence of the Bank. The agreements in this Section shall survive repayment of all other amounts payable hereunder or pursuant hereto, now or in the future, and shall be secured by all collateral that secures the loan or loans described herein.

11.10    Obligations Absolute. The obligations of the Borrower under this Agreement are primary, absolute, independent, unconditional, and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation, the following circumstances:

(a)    Any lack of validity or enforceability of any portion of any letter of credit, this Agreement, or any agreement or instrument relating thereto;

(b)    Any amendment or waiver of or any consent to or actual departure from any letter of credit, this Agreement, or any agreement or instrument relating thereto;

(c)    Any exchange, release, or nonperfection of any collateral;

(d)    Any delay, extension of time, renewal, compromise, or other indulgence or modification granted to or agreed by the Bank, with or without notice to or approval by the Borrower in respect of any of the Borrower’s indebtedness to the Bank under this Agreement; or

(e)    The failure of the Bank to give any notice to the Borrower hereunder.

11.11     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Bank and the Borrower, and, to the extent permitted herein, their respective successors, assignees, or transferees. In the event of such transfer or assignment, the rights and privileges herein conferred upon the Bank shall automatically extend to and be vested in the successor, assignee, or transferee of the Bank, and the Bank shall be relieved of all liability hereunder. The Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank.

11.12     Counterparts; Effective Date. This Agreement may be signed in any number of separate counterparts, no one of which need contain all of the signatures of the parties, and as many of such counterparts as shall together contain all of the signatures of the parties shall be deemed to constitute one and the same instrument. A set of the counterparts of this Agreement signed by all parties hereto shall be lodged with the Bank. This Agreement shall become effective upon the receipt by the Bank of signed counterparts of this Agreement from each of the parties hereto or telecopy confirmation of the signing of counterparts of this Agreement by each of the parties hereto.

11.13     Participations. The Borrower recognizes that the Bank may enter into participation agreements with other financial institutions, including one or more banks or other lenders, whereby Bank will allocate a portion of the loan or loans contemplated hereunder. For the benefit of such other banks and lenders, the Borrower agrees that such other banks and lenders shall have the same rights of set-off against the Borrower granted the Bank in Section 11.7 hereof. The Bank will use its best efforts to advise the Borrower of the names of any participants and the extent of their interest herein.

11.14     Law of Florida. This Agreement and the Revolving Credit Note have been delivered at Fort Lauderdale, Florida, and shall be governed by and construed and enforced in accordance with the laws of the State of Florida, except to the extent that the Uniform Commercial Code, other personal property law or real property law of a jurisdiction where collateral that secures the loan or loans described herein is located is applicable and except as and to the extent expressed to the contrary in any of the Loan Documents. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.15    Consent to Jurisdiction. Borrower and Bank hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal or Florida state court sitting in Fort Lauderdale, Florida in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and Borrower and Bank hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such Florida state court or United States Federal court for the Southern District of Florida. Borrower irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Florida by the delivery of copies of such process to Borrower at its address specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by Borrower in a notice to the other parties that complies as to delivery with the terms of Section 11.4. Nothing in this Section shall affect the right of the Bank to serve process in any other manner permitted by law or limit the right of Bank to bring any such action or proceeding against Borrower or any Restricted Subsidiary or any of its or their property in the courts of any other jurisdiction. Borrower hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

11.16     Title and Heading ; Table of Contents. The titles and headings preceding the text of Sections and Sections of this Agreement and the Table of Contents have been included solely for convenience of reference and shall neither constitute a part of this Agreement nor affect its meaning, interpretation, or effect.

11.17    Complete Agreement; No Other Consideration. The Loan Documents contain the final, complete, and exclusive expression of the understanding of the Borrower and the Bank with respect to the transactions contemplated by the Loan Documents and supersede any prior or contemporaneous agreement or representation, oral or written, by or between the parties related to the subject matter hereof. Without limiting the generality of the foregoing, there does not exist any consideration or inducement other than as stated herein for the execution, delivery and performance by the Borrower of the Loan Documents.

11.18     Legal or Governmental Limitations. Anything contained in this Agreement to the contrary notwithstanding, the Bank shall not be obligated to extend credit or make loans to the Borrower in an amount in violation of any limitations or prohibitions provided by any applicable statute or regulation.

11.19     Interest. If the obligation of Borrower to pay interest on the principal balance of the Revolving Credit Notes is or becomes in excess of the maximum interest rate which Borrower is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable with respect to such Bank’s Applicable Facility Fee Percentage shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

11.20     Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

11.21     [RESERVED]

11.22     WAIVER OF TRIAL BY JURY. THE BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THE LOAN DOCUMENTS AND ANY OTHER DOCUMENT EXECUTED IN CONJUNCTION WITH THE LOAN OR LOANS HEREUNDER, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN), OR ACTION OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK TO ENTER INTO ANY LOAN TRANSACTIONS HEREUNDER.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

NEWBEVCO, INC.

By:
Name:
Its:

BANK:

BMO BANK N.A.

By:
Name:
Its:

[Signature Page to Credit Agreement]